                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   FORM 11-K



      (Mark One)
[X]   ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT
      OF 1934

                  For the fiscal year ended December 31, 1998

                                       OR

[ ] TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


                   For the transition period from            to
                                                  ----------

                        Commission file numbers:  0-23876 and 1-03439
                                                ---------------------



                   JEFFERSON SMURFIT CORPORATION SAVINGS PLAN
                JEFFERSON SMURFIT CORPORATION HOURLY SAVINGS PLAN
                    SMURFIT PACKAGING CORPORATION SAVINGS PLAN
           STONE CONTAINER CORPORATION DEFERRED INCOME SAVINGS PLAN
                           (Full title of the plans)


                      SMURFIT-STONE CONTAINER CORPORATION
                           150 North Michigan Avenue
                            Chicago, Illinois 60601


          (Name of issuer of the securities held pursuant to the plans and address of its principal executive office)

                              Financial Statements
                           and Supplemental Schedules

                          Jefferson Smurfit Corporation
                                  Savings Plan

                     Years ended December 31, 1998 and 1997
                       with Report of Independent Auditors

                          Jefferson Smurfit Corporation
                                  Savings Plan

                              Financial Statements
                           and Supplemental Schedules


                     Years ended December 31, 1998 and 1997




                                    CONTENTS

Report of Independent Auditors......................................................................   1

Financial Statements

Statements of Net Assets Available for Plan Benefits, With Fund Information.........................   2
Statements of Changes in Net Assets Available for Plan Benefits, With Fund
   Information......................................................................................  13
Notes to Financial Statements.......................................................................  24


Supplemental Schedules

Line 27a - Assets Held for Investment...............................................................  31
Line 27d - Schedule of Reportable Transactions......................................................  32

                         Report of Independent Auditors


Administrative Committee
Jefferson Smurfit Corporation Retirement Plans

We have audited the accompanying statements of net assets available for plan benefits of Jefferson Smurfit Corporation Savings Plan as of December 31, 1998 and 1997, and the related statements of changes in net assets available for plan benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for plan benefits at December 31, 1998 and 1997, and the changes in its net assets available for plan benefits for the years then ended, in conformity with generally accepted accounting principles.

Our audits were performed for the purpose of forming an opinion on the financial statements taken as a whole. The accompanying supplemental schedule of assets held for investment as of December 31, 1998 and schedule of reportable transactions for the year then ended are presented for purposes of complying with the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 and are not a required part of the financial statements. The fund information in the statements of net assets available for plan benefits and the statements of changes in net assets available for plan benefits is presented for purposes of additional analysis rather than to represent the net assets available for plan benefits and changes in net assets available for plan benefits of each fund. The supplemental schedules and fund information have been subjected to the auditing procedures applied in our audits of the financial statements and, in our opinion, are fairly stated in all material respects in relation to the financial statements taken as a whole.


June 18, 1999                                              /s/ Ernst & Young LLP

                   Jefferson Smurfit Corporation Savings Plan

   Statements of Net Assets Available for Plan Benefits, With Fund Information


                                December 31, 1998



                                                                          T. ROWE PRICE
                                                           T. ROWE PRICE    PERSONAL
                              SSCC COMMON     JS GROUP     EQUITY INCOME    STRATEGY      MOBIL STOCK
                              STOCK FUND     STOCK FUND        FUND        BALANCED FUND      FUND        SUBTOTAL
                             ---------------------------------------------------------------------------------------
ASSETS
Investments, at fair value   $ 39,347,025   $ 15,525,763   $104,717,763   $ 27,680,920   $111,466,663   $298,738,134
Participant loans                    --             --             --             --             --             --
                             ---------------------------------------------------------------------------------------
Net assets available for
   plan benefits             $ 39,347,025   $ 15,525,763   $104,717,763   $ 27,680,920   $111,466,663   $298,738,134
                             =======================================================================================


See accompanying notes.

                   Jefferson Smurfit Corporation Savings Plan

   Statements of Net Assets Available for Plan Benefits, With Fund Information
                                   (continued)


                                December 31, 1998


                                               T. ROWE      T. ROWE PRICE
                             PREVIOUS PAGE    PRICE NEW     INTERNATIONAL    FIDELITY     FIDELITY VALUE
                               SUBTOTAL     HORIZONS FUND    STOCK FUND    CONTRA FUND        FUND        SUBTOTAL
                             ---------------------------------------------------------------------------------------
ASSETS
Investments, at fair value   $298,738,134   $ 16,363,111   $  5,646,344   $  3,979,719   $  1,172,106   $325,899,414
Participant loans                    --             --             --             --             --             --
                             ---------------------------------------------------------------------------------------
Net assets available for
   plan benefits             $298,738,134   $ 16,363,111   $  5,646,344   $  3,979,719   $  1,172,106   $325,899,414
                             =======================================================================================



See accompanying notes.

                   Jefferson Smurfit Corporation Savings Plan

   Statements of Net Assets Available for Plan Benefits, With Fund Information
                                   (continued)


                                December 31, 1998


                                                                                        T. ROWE PRICE
                                             PUTNAM NEW    T. ROWE PRICE     EQUITY       PERSONAL
                             PREVIOUS PAGE  OPPORTUNITIES  BLENDED STABLE  INDEX TRUST    STRATEGY
                               SUBTOTAL         FUND         VALUE FUND     (S&P 500)    INCOME FUND     SUBTOTAL
                             ---------------------------------------------------------------------------------------
ASSETS
Investments, at fair value   $325,899,414   $  7,060,662   $ 58,870,098   $  9,613,534   $  1,835,787   $403,279,495
Participant loans                    --             --             --             --             --             --
                             ---------------------------------------------------------------------------------------
Net assets available for
   plan benefits             $325,899,414   $  7,060,662   $ 58,870,098   $  9,613,534   $  1,835,787   $403,279,495
                             =======================================================================================



See accompanying notes.

                   Jefferson Smurfit Corporation Savings Plan

   Statements of Net Assets Available for Plan Benefits, With Fund Information
                                   (continued)


                                December 31, 1998


                                                T. ROWE PRICE
                                                  PERSONAL        T. ROWE PRICE   T. ROWE PRICE    T. ROWE PRICE
                               PREVIOUS PAGE      STRATEGY         SUMMIT CASH       SPECTRUM        BLUE CHIP
                                 SUBTOTAL        GROWTH FUND      RESERVES FUND    INCOME FUND      GROWTH FUND        SUBTOTAL
                               -----------------------------------------------------------------------------------------------------
ASSETS
Investments, at fair value     $403,279,495       $2,159,121       $3,207,055       $1,626,895      $14,499,090        $424,771,656
Participant loans                         -                -                -                -                -                   -
                               -----------------------------------------------------------------------------------------------------
Net assets available for
   plan benefits               $403,279,495       $2,159,121       $3,207,055       $1,626,895      $14,499,090        $424,771,656
                               =====================================================================================================


See accompanying notes.

                   Jefferson Smurfit Corporation Savings Plan

   Statements of Net Assets Available for Plan Benefits, With Fund Information
                                  (continued)


                                December 31, 1998



                                  PREVIOUS
                                    PAGE        PARTICIPANT
                                  SUBTOTAL         LOANS          TOTAL
                                ------------------------------------------
ASSETS
Investments, at fair value      $424,771,656   $       --     $424,771,656
Participant loans                       --        5,907,231      5,907,231
                                ------------------------------------------
Net assets available for plan
   benefits                     $424,771,656   $  5,907,231   $430,678,887
                                ==========================================


See accompanying notes.

                   Jefferson Smurfit Corporation Savings Plan

   Statements of Net Assets Available for Plan Benefits, With Fund Information


                                December 31, 1997



                                                                                        T. ROWE PRICE
                                                           T. ROWE PRICE                   PERSONAL
                              SSCC COMMON     JS GROUP     EQUITY INCOME  ARCH BALANCED    STRATEGY
                              STOCK FUND     STOCK FUND       FUND             FUND      BALANCED FUND    SUBTOTAL
                             ----------------------------------------------------------------------------------------
ASSETS
Investments, at fair value   $ 27,613,176   $ 26,666,426   $107,782,570   $       --     $ 24,956,545   $187,018,717
Participant loans                    --             --             --             --             --             --
                             ----------------------------------------------------------------------------------------
                               27,613,176     26,666,426    107,782,570           --       24,956,545    187,018,717
Receivables:
   Accrued employer
     contributions                 28,764           --             --             --             --           28,764
                             ----------------------------------------------------------------------------------------
Net assets available for
   plan benefits             $ 27,641,940   $ 26,666,426   $107,782,570   $       --     $ 24,956,545   $187,047,481
                             ========================================================================================


See accompanying notes.

                   Jefferson Smurfit Corporation Savings Plan

   Statements of Net Assets Available for Plan Benefits, With Fund Information
                                   (continued)


                                December 31, 1997



                                                                         AETNA VIP ARCH EMERGING
                              PREVIOUS PAGE   INTEREST      MOBIL STOCK  CONTRACT     GROWTH
                                SUBTOTAL     INCOME FUND       FUND        FUND        FUND          SUBTOTAL
                             -----------------------------------------------------------------------------------
ASSETS
Investments, at fair value   $187,018,717   $       --     $104,319,212   $  --     $       --     $291,337,929
Participant loans                    --             --             --        --             --             --
                             ------------   ------------   ------------   -------   ------------   ------------
                              187,018,717           --      104,319,212      --             --      291,337,929
Receivables:
   Accrued employer
     contributions                 28,764           --             --        --             --           28,764
                             ------------   ------------   ------------   -------   ------------   ------------
Net assets available for
   plan benefits             $187,047,481   $       --     $104,319,212   $  --     $       --     $291,366,693
                             ============   ============   ============   =======   ============   ============


See accompanying notes.

                   Jefferson Smurfit Corporation Savings Plan

   Statements of Net Assets Available for Plan Benefits, With Fund Information
                                  (continued)


                                December 31, 1997


                                               T. ROWE
                                              PRICE NEW    T. ROWE PRICE                   FIDELITY
                             PREVIOUS PAGE     HORIZONS    INTERNATIONAL    FIDELITY         VALUE
                               SUBTOTAL         FUND         STOCK FUND    CONTRA FUND       FUND        SUBTOTAL
                             ---------------------------------------------------------------------------------------
ASSETS
Investments, at fair value   $291,337,929   $ 16,388,957   $  4,783,744   $  1,321,344   $    967,629   $314,799,603
Participant loans                    --             --             --             --             --             --
                             ------------   ------------   ------------   ------------   ------------   ------------
                              291,337,929     16,388,957      4,783,744      1,321,344        967,629    314,799,603
Receivables:
   Accrued employer
     contributions                 28,764           --             --             --             --           28,764
                             ------------   ------------   ------------   ------------   ------------   ------------
Net assets available for
   plan benefits             $291,366,693   $ 16,388,957   $  4,783,744   $  1,321,344   $    967,629   $314,828,367
                             ============   ============   ============   ============   ============   ============


See accompanying notes.

                   Jefferson Smurfit Corporation Savings Plan

   Statements of Net Assets Available for Plan Benefits, With Fund Information
                                   (continued)


                                December 31, 1997


                                                            T. ROWE PRICE                T. ROWE PRICE
                                               PUTNAM NEW     BLENDED        EQUITY         PERSONAL
                             PREVIOUS PAGE   OPPORTUNITIES  STABLE VALUE   INDEX TRUST   STRATEGY INCOME
                               SUBTOTAL          FUND           FUND       (S&P 500)          FUND        SUBTOTAL
                             ---------------------------------------------------------------------------------------
ASSETS
Investments, at fair value   $314,799,603   $  3,153,006   $ 57,834,386   $  3,761,275   $  1,117,981   $380,666,251
Participant loans                    --             --             --             --             --             --
                             ---------------------------------------------------------------------------------------
                              314,799,603      3,153,006     57,834,386      3,761,275      1,117,981    380,666,251
Receivables:
   Accrued employer
     contributions                 28,764           --             --             --             --           28,764
                             ---------------------------------------------------------------------------------------
Net assets available for
   plan benefits             $314,828,367   $  3,153,006   $ 57,834,386   $  3,761,275   $  1,117,981   $380,695,015
                             =======================================================================================



See accompanying notes.

                   Jefferson Smurfit Corporation Savings Plan

   Statements of Net Assets Available for Plan Benefits, With Fund Information
                                   (continued)


                                December 31, 1997


                                            T. ROWE PRICE
                                              PERSONAL      T. ROWE PRICE   T. ROWE PRICE  T. ROWE PRICE
                             PREVIOUS PAGE    STRATEGY       SUMMIT CASH      SPECTRUM       BLUE CHIP
                              SUBTOTAL       GROWTH FUND    RESERVES FUND   INCOME FUND     GROWTH FUND    SUBTOTAL
                             ---------------------------------------------------------------------------------------
ASSETS
Investments, at fair value   $380,666,251   $  1,302,955   $  1,007,171   $  1,566,866   $  6,383,661   $390,926,904
Participant loans                    --             --             --             --             --             --
                             ---------------------------------------------------------------------------------------
                              380,666,251      1,302,955      1,007,171      1,566,866      6,383,661    390,926,904
Receivables:
   Accrued employer
     contributions                 28,764           --             --             --             --           28,764
                             ---------------------------------------------------------------------------------------
Net assets available for
   plan benefits             $380,695,015   $  1,302,955   $  1,007,171   $  1,566,866   $  6,383,661   $390,955,668
                             =======================================================================================


See accompanying notes.

                   Jefferson Smurfit Corporation Savings Plan

  Statements of Net Assets Available for Plan Benefits, With Fund Information
                                  (continued)


                                December 31, 1997



                                                    PREVIOUS
                                                      PAGE          PARTICIPANT
                                                    SUBTOTAL            LOANS             TOTAL
                                                   ------------------------------------------------
ASSETS
Investments, at fair value                         $390,926,904      $         -       $390,926,904
Participant loans                                             -        6,015,381          6,015,381
                                                   ------------------------------------------------
                                                    390,926,904        6,015,381        396,942,285
Receivables:
   Accrued employer contributions
                                                         28,764                -             28,764
                                                   ------------------------------------------------
Net assets available for plan
   benefits                                        $390,955,668      $ 6,015,381       $396,971,049
                                                   ================================================


See accompanying notes.

                   Jefferson Smurfit Corporation Savings Plan

   Statements of Changes in Net Assets Available for Plan Benefits, With Fund
                                  Information


                          Year ended December 31, 1998


                                                                         T. ROWE       T. ROWE PRICE
                                                                          PRICE          PERSONAL
                                       SSCC COMMON       JS GROUP        EQUITY          STRATEGY         MOBIL STOCK
                                       STOCK FUND       STOCK FUND     INCOME FUND     BALANCED FUND          FUND        SUBTOTAL
                                      ----------------------------------------------------------------------------------------------
Contributions:
   Employees                          $    673,140    $       --      $   5,118,593    $  1,583,462    $        --     $  7,375,195
   Employer                              7,100,388            --               --              --               --        7,100,388
Net investment income:
   Interest on guaranteed group
     annuity contracts                        --              --               --              --               --             --
   Other investment income                    --           816,200        8,046,135       1,574,330        3,067,300     13,503,965
                                      ---------------------------------------------------------------------------------------------
                                         7,773,528         816,200       13,164,728       3,157,792        3,067,300     27,979,548
Net realized and unrealized
   appreciation (depreciation) of
   investments                           4,186,248      (8,639,894)       1,335,865       1,844,977       19,516,870     18,244,066
Transfers by participants                  257,936        (774,703)     (10,371,388)       (572,242)      (3,856,639)   (15,317,036)
Transfers to SSCC Common Stock from
   JS Group Stock Fund                     816,200        (816,200)            --              --               --             --
Transfer of participant accounts
   from Jefferson Smurfit
   Corporation Hourly Savings Plan
   and Smurfit Packaging
   Corporation Savings Plan                 25,406            --             35,444           3,633             --           64,483
Forfeitures                               (169,728)        (19,884)            --              --               --         (189,612)
Withdrawals by participants             (1,287,818)     (1,706,165)      (8,105,884)     (1,914,879)     (11,575,463)   (24,590,209)
Loan repayments by participants            106,794            --            912,520         218,775             --        1,238,089
Administrative expenses                     (3,481)            (17)         (36,092)        (13,681)          (4,617)       (57,888)
                                      ---------------------------------------------------------------------------------------------
Net increase (decrease) in net
   assets available for plan            11,705,085     (11,140,663)      (3,064,807)      2,724,375        7,147,451      7,371,441
   benefits
Net assets available for plan
   benefits, beginning of year          27,641,940      26,666,426      107,782,570      24,956,545      104,319,212    291,366,693
                                      ---------------------------------------------------------------------------------------------
Net assets available for plan
   benefits, end of year              $ 39,347,025    $ 15,525,763    $ 104,717,763    $ 27,680,920    $ 111,466,663   $298,738,134
                                      =============================================================================================




See accompanying notes.

                   Jefferson Smurfit Corporation Savings Plan

   Statements of Changes in Net Assets Available for Plan Benefits, With Fund
                             Information (continued)


                          Year ended December 31, 1998


                                                          T. ROWE
                                        PREVIOUS         PRICE NEW    T. ROWE PRICE
                                          PAGE           HORIZONS     INTERNATIONAL      FIDELITY      FIDELITY VALUE
                                        SUBTOTAL           FUND          STOCK FUND     CONTRA FUND         FUND          SUBTOTAL
                                      ----------------------------------------------------------------------------------------------
Contributions:
   Employees                          $   7,375,195    $   2,037,735    $   682,145    $     237,230    $   195,026    $ 10,527,331
   Employer                               7,100,388             --             --               --             --         7,100,388
Net investment income:
   Interest on guaranteed group
     annuity contracts                         --               --             --               --             --              --
   Other investment income               13,503,965          845,042        205,104          290,796        181,871      15,026,778
                                      ---------------------------------------------------------------------------------------------
                                         27,979,548        2,882,777        887,249          528,026        376,897      32,654,497
Net realized and unrealized
   appreciation (depreciation)
   of investments                        18,244,066           45,852        527,112          412,455       (221,905)     19,007,580
Transfers by participants               (15,317,036)      (1,880,948)      (273,738)       1,942,377         41,852     (15,487,493)
Transfers to SSCC Common Stock from
   JS Group Stock Fund                         --               --             --               --             --              --
Transfer of participant accounts
   from Jefferson Smurfit
   Corporation Hourly Savings Plan
   and Smurfit Packaging
   Corporation Savings Plan                  64,483             --              942             --             --            65,425
Forfeitures                                (189,612)            --             --               --             --          (189,612)
Withdrawals by participants             (24,590,209)      (1,344,247)      (350,641)        (245,225)        (7,438)    (26,537,760)
Loan repayments by participants           1,238,089          281,672         75,728           22,683         16,042       1,634,214
Administrative expenses                     (57,888)         (10,952)        (4,052)          (1,941)          (971)        (75,804)
                                      ---------------------------------------------------------------------------------------------
Net increase (decrease) in net
   assets available for plan              7,371,441          (25,846)       862,600        2,658,375        204,477      11,071,047
   benefits
Net assets available for plan
   benefits, beginning of year          291,366,693       16,388,957      4,783,744        1,321,344        967,629     314,828,367
                                      ---------------------------------------------------------------------------------------------
Net assets available for plan
   benefits, end of year              $ 298,738,134    $  16,363,111    $ 5,646,344    $   3,979,719    $ 1,172,106    $325,899,414
                                      =============================================================================================



See accompanying notes.

                   Jefferson Smurfit Corporation Savings Plan

   Statements of Changes in Net Assets Available for Plan Benefits, With Fund
                             Information (continued)


                          Year ended December 31, 1998


                                                                       T. ROWE PRICE                 T. ROWE PRICE
                                        PREVIOUS        PUTNAM NEW        BLENDED        EQUITY         PERSONAL
                                          PAGE        OPPORTUNITIES    STABLE VALUE    INDEX TRUST   STRATEGY INCOME
                                        SUBTOTAL           FUND            FUND         (S&P 500)          FUND          SUBTOTAL
                                     ----------------------------------------------------------------------------------------------
Contributions:
   Employees                          $  10,527,331    $   764,947    $   2,488,524    $    925,553    $   192,749    $  14,899,104
   Employer                               7,100,388           --               --              --             --          7,100,388
Net investment income:
   Interest on guaranteed group
     annuity contracts                         --             --          3,432,225               _           --          3,432,225
   Other investment income               15,026,778        214,123             --              --           76,008       15,316,909
                                      ---------------------------------------------------------------------------------------------
                                         32,654,497        979,070        5,920,749         925,553        268,757       40,748,626
Net realized and unrealized
   appreciation (depreciation) of
   investments                           19,007,580        826,871             --         1,622,592         79,079       21,536,122
Transfers by participants               (15,487,493)     2,434,920        1,766,335       3,496,941        803,186       (6,986,111)
Transfers to SSCC Common Stock from
   JS Group Stock Fund                         --             --               --              --             --               --
Transfer of participant accounts
   from Jefferson Smurfit
   Corporation Hourly Savings Plan
   and Smurfit Packaging
   Corporation Savings Plan                  65,425          4,317             --             4,877           --             74,619
Forfeitures                                (189,612)          --               --              --             --           (189,612)
Withdrawals by participants             (26,537,760)      (412,291)      (7,053,837)       (270,802)      (459,811)     (34,734,501)
Loan repayments by participants           1,634,214         78,105          482,585          78,072         27,365        2,300,341
Administrative expenses                     (75,804)        (3,336)         (80,120)         (4,974)          (770)        (165,004)
                                      ---------------------------------------------------------------------------------------------
Net increase (decrease) in net
   assets available for plan
   benefits                              11,071,047      3,907,656        1,035,712       5,852,259        717,806       22,584,480
                                      ---------------------------------------------------------------------------------------------
Net assets available for plan
   benefits, beginning of year          314,828,367      3,153,006       57,834,386       3,761,275      1,117,981      380,695,015
                                      ---------------------------------------------------------------------------------------------
Net assets available for plan
   benefits, end of year              $ 325,899,414    $ 7,060,662    $  58,870,098    $  9,613,534    $ 1,835,787    $ 403,279,495
                                      =============================================================================================



See accompanying notes.

                   Jefferson Smurfit Corporation Savings Plan

   Statements of Changes in Net Assets Available for Plan Benefits, With Fund
                            Information (continued)


                          Year ended December 31, 1998


                                                      T. ROWE PRICE    T. ROWE PRICE
                                       PREVIOUS         PERSONAL          SUMMIT      T. ROWE PRICE   T. ROWE PRICE
                                         PAGE        STRATEGY GROWTH   CASH RESERVES    SPECTRUM        BLUE CHIP
                                       SUBTOTAL           FUND             FUND        INCOME FUND     GROWTH FUND       SUBTOTAL
                                      ---------------------------------------------------------------------------------------------
Contributions:
   Employees                          $  14,899,104    $   353,146    $    145,795    $   234,074    $   1,702,015    $  17,334,134
   Employer                               7,100,388           --              --             --               --          7,100,388
Net investment income:
   Interest on guaranteed group
     annuity contracts                    3,432,225           --              --             --               --          3,432,225
   Other investment income               15,316,909         85,018          91,214        134,847          230,443       15,858,431
                                      ---------------------------------------------------------------------------------------------
                                         40,748,626        438,164         237,009        368,921        1,932,458       43,725,178
Net realized and unrealized
   appreciation (depreciation)
   of investments                        21,536,122        148,846            --          (20,988)       2,342,709       24,006,689
Transfers by participants                (6,986,111)       278,914       2,388,607         81,874        4,236,716             --
Transfers to SSCC Common Stock from
   JS Group Stock Fund                         --             --              --             --               --               --
Transfer of participant accounts
   from Jefferson Smurfit
   Corporation Hourly Savings Plan
   and Smurfit Packaging
   Corporation Savings Plan                  74,619           --                25         (1,491)             110           73,263
Forfeitures                                (189,612)          --              (975)          --               --           (190,587)
Withdrawals by participants             (34,734,501)       (72,275)       (666,617)      (395,829)        (584,314)     (36,453,536)
Loan repayments by participants           2,300,341         64,281         245,479         29,091          194,159        2,833,351
Administrative expenses                    (165,004)        (1,764)         (3,644)        (1,549)          (6,409)        (178,370)
                                      ---------------------------------------------------------------------------------------------
Net increase (decrease) in net
   assets available for plan             22,584,480        856,166       2,199,884         60,029        8,115,429       33,815,988
   benefits
Net assets available for plan
   benefits, beginning of year          380,695,015      1,302,955       1,007,171      1,566,866        6,383,661      390,955,668
                                      ---------------------------------------------------------------------------------------------
Net assets available for plan
   benefits, end of year              $ 403,279,495    $ 2,159,121    $  3,207,055    $ 1,626,895    $  14,499,090    $ 424,771,656
                                      =============================================================================================


See accompanying notes.

                   Jefferson Smurfit Corporation Savings Plan

   Statements of Changes in Net Assets Available for Plan Benefits, With Fund
                            Information (continued)


                          Year ended December 31, 1998


                                       PREVIOUS
                                         PAGE          PARTICIPANT
                                        SUBTOTAL          LOANS             TOTAL
                                      -----------------------------------------------
Contributions:
   Employees                          $  17,334,134    $        --      $  17,334,134
   Employer                               7,100,388             --          7,100,388
Net investment income:
   Interest on guaranteed group
     annuity contracts                    3,432,225             --          3,432,225
   Other investment income               15,858,431          463,117       16,321,548
                                      -----------------------------------------------
                                         43,725,178          463,117       44,188,295
Net realized and unrealized
   appreciation (depreciation) of
   investments                           24,006,689             --         24,006,689
Transfers by participants                      --               --               --
Transfers to SSCC Common Stock from
   JS Group Stock Fund                         --               --               --
Transfer of participant accounts
   from Jefferson Smurfit
   Corporation Hourly Savings Plan
   and Smurfit Packaging
   Corporation Savings Plan                  73,263             --             73,263
Forfeitures                                (190,587)            --           (190,587)
Withdrawals by participants             (36,453,536)       2,262,084      (34,191,452)
Loan repayments by participants           2,833,351       (2,833,351)            --
Administrative expenses                    (178,370)            --           (178,370)
                                      -----------------------------------------------
Net increase (decrease) in net
   assets available for plan             33,815,988         (108,150)      33,707,838
   benefits
Net assets available for plan
   benefits, beginning of year          390,955,668        6,015,381      396,971,049
                                      -----------------------------------------------
Net assets available for plan
   benefits, end of year              $ 424,771,656    $   5,907,231    $ 430,678,887
                                      ===============================================



See accompanying notes.

                   Jefferson Smurfit Corporation Savings Plan

   Statements of Changes in Net Assets Available for Plan Benefits, With Fund
                                  Information


                          Year ended December 31, 1997


                                                                          T. ROWE                    T. ROWE PRICE
                                                                           PRICE          ARCH          PERSONAL
                                        SSCC COMMON       JS GROUP         EQUITY        BALANCED        STRATEGY
                                        STOCK FUND       STOCK FUND      INCOME FUND       FUND       BALANCED FUND       SUBTOTAL
                                      ---------------------------------------------------------------------------------------------
Contributions:
   Employees                          $     664,649    $        --      $   5,566,233    $    --      $  1,663,345    $   7,894,227
   Employer                               6,927,257             --               --           --              --          6,927,257
Net investment income:
   Interest on guaranteed group
     annuity contracts                         --               --               --           --              --               --
   Other investment income                     --            441,833       10,766,932         --         1,286,708       12,495,473
                                      ---------------------------------------------------------------------------------------------
                                          7,591,906          441,833       16,333,165         --         2,950,053       27,316,957
Net realized and unrealized
   appreciation (depreciation) of
   investments                           (3,593,270)      (2,263,188)      14,001,563         --         2,519,609       10,664,714
Transfers by participants                  (506,330)        (203,718)      (5,281,030)        (179)     (1,250,206)      (7,241,463)
Transfers to SSCC Common Stock from
   JS Group Stock Fund                      441,833         (441,833)            --           --              --               --
Transfer of participant accounts
   from Jefferson Smurfit
   Corporation Hourly Savings Plan
   and Smurfit Packaging
   Corporation Savings Plan                  27,734            8,063           30,637         --             9,538           75,972
Forfeitures                                (187,695)         (42,320)            --           --              --           (230,015)
Withdrawals by participants              (1,554,740)      (1,518,207)      (7,124,809)        --        (1,983,630)     (12,181,386)
Loan repayments by participants              77,090             --            871,597         --           216,779        1,165,466
Administrative expenses                      (3,630)             (19)         (32,153)        --           (14,895)         (50,697)
                                      ---------------------------------------------------------------------------------------------
Net increase (decrease) in net
   assets available for plan              2,292,898       (4,019,389)      18,798,970         (179)      2,447,248       19,519,548
   benefits
Net assets available for plan
   benefits, beginning of year           25,349,042       30,685,815       88,983,600          179      22,509,297      167,527,933
                                      ---------------------------------------------------------------------------------------------
Net assets available for plan
   benefits, end of year              $  27,641,940    $  26,666,426    $ 107,782,570    $    --      $ 24,956,545    $ 187,047,481
                                      =============    =============    =============    ========     ============    =============


See accompanying notes.

                   Jefferson Smurfit Corporation Savings Plan

   Statements of Changes in Net Assets Available for Plan Benefits, With Fund
                            Information (continued)


                          Year ended December 31, 1997



                                          PREVIOUS                                                       ARCH EMERGING
                                            PAGE       INTEREST INCOME   MOBIL STOCK       AETNA VIP        GROWTH
                                          SUBTOTAL           FUND            FUND        CONTRACT FUND      FUND         SUBTOTAL
                                      ---------------------------------------------------------------------------------------------
Contributions:
   Employees                          $  7,894,227    $        --      $        --      $       --      $     --      $   7,894,227
   Employer                              6,927,257             --               --              --            --          6,927,257
Net investment income:
   Interest on guaranteed group
     annuity contracts                        --               --               --              --            --               --
   Other investment income              12,495,473             --          3,182,018            --            --         15,677,491
                                      ---------------------------------------------------------------------------------------------
                                        27,316,957             --          3,182,018            --            --         30,498,975
Net realized and unrealized
   appreciation (depreciation)
   of investments                       10,664,714             --         16,622,739            --            --         27,287,453
Transfers by participants               (7,241,463)     (51,754,042)      (2,239,524)     (9,824,482)          (16)     (71,059,527)
Transfers to SSCC Common Stock from
   JS Group Stock Fund                        --               --               --              --            --               --
Transfer of participant accounts
   from Jefferson Smurfit
   Corporation Hourly Savings Plan
   and Smurfit Packaging
   Corporation Savings Plan                 75,972             --               --              --            --             75,972
Forfeitures                               (230,015)            --               --              --            --           (230,015)
Withdrawals by participants            (12,181,386)            --         (7,476,384)           --            --        (19,657,770)
Loan repayments by participants          1,165,466             --               --              --            --          1,165,466
Administrative expenses                    (50,697)            --               (624)           --            --            (51,321)
                                      ---------------------------------------------------------------------------------------------
Net increase (decrease) in net
   assets available for plan            19,519,548      (51,754,042)      10,088,225      (9,824,482)          (16)     (31,970,767)
   benefits
Net assets available for plan
   benefits, beginning of year         167,527,933       51,754,042       94,230,987       9,824,482            16      323,337,460
                                      ---------------------------------------------------------------------------------------------
Net assets available for plan
   benefits, end of year              $187,047,481    $        --      $ 104,319,212    $       --      $     --      $ 291,366,693
                                      =============================================================================================


See accompanying notes.

                   Jefferson Smurfit Corporation Savings Plan

   Statements of Changes in Net Assets Available for Plan Benefits, With Fund
                            Information (continued)


                          Year ended December 31, 1997


                                                           T. ROWE     T. ROWE PRICE
                                        PREVIOUS          PRICE NEW    INTERNATIONAL
                                          PAGE            HORIZONS         STOCK          FIDELITY     FIDELITY VALUE
                                        SUBTOTAL             FUND          FUND         CONTRA FUND         FUND         SUBTOTAL
                                      ---------------------------------------------------------------------------------------------
Contributions:
   Employees                          $   7,894,227    $   2,477,996    $   777,301    $    141,452    $   111,684    $  11,402,660
   Employer                               6,927,257             --             --              --             --          6,927,257
Net investment income:
   Interest on guaranteed group
     annuity contracts                         --               --             --              --             --               --
   Other investment income               15,677,491          395,945        249,634         108,501        130,501       16,562,072
                                      ---------------------------------------------------------------------------------------------
                                         30,498,975        2,873,941      1,026,935         249,953        242,185       34,891,989
Net realized and unrealized
   appreciation (depreciation)
   of investments                        27,287,453          990,037       (170,003)         11,924        (78,332)      28,041,079
Transfers by participants               (71,059,527)      (1,830,422)       997,300       1,133,159        794,497      (69,964,993)
Transfers to SSCC Common Stock from
   JS Group Stock Fund                         --               --             --              --             --               --
Transfer of participant accounts
   from Jefferson Smurfit
   Corporation Hourly Savings Plan
   and Smurfit Packaging
   Corporation Savings Plan                  75,972           14,940          1,245            --             --             92,157
Forfeitures                                (230,015)            --             --              --             --           (230,015)
Withdrawals by participants             (19,657,770)        (915,551)      (287,200)        (88,486)        (4,972)     (20,953,979)
Loan repayments by participants           1,165,466          313,698         94,606          14,926         14,369        1,603,065
Administrative expenses                     (51,321)          (4,466)        (2,239)           (132)          (118)         (58,276)
                                      ---------------------------------------------------------------------------------------------
Net increase (decrease) in net
   assets available for plan            (31,970,767)       1,442,177      1,660,644       1,321,344        967,629      (26,578,973)
   benefits
Net assets available for plan
   benefits, beginning of year          323,337,460       14,946,780      3,123,100            --             --        341,407,340
                                      ---------------------------------------------------------------------------------------------
Net assets available for plan
   benefits, end of year              $ 291,366,693    $  16,388,957    $ 4,783,744    $  1,321,344    $   967,629    $ 314,828,367
                                      =============================================================================================


See accompanying notes.

                 Jefferson Smurfit Corporation Savings Plan

   Statements of Changes in Net Assets Available for Plan Benefits, With Fund
                             Information (continued)


                          Year ended December 31, 1997


                                                                        T. ROWE PRICE                  T. ROWE PRICE
                                        PREVIOUS          PUTNAM NEW       BLENDED           EQUITY       PERSONAL
                                          PAGE          OPPORTUNITIES   STABLE VALUE      INDEX TRUST  STRATEGY INCOME
                                        SUBTOTAL            FUND            FUND           (S&P 500)         FUND        SUBTOTAL
                                      ---------------------------------------------------------------------------------------------
Contributions:
   Employees                          $  11,402,660    $    565,311    $   2,914,881    $   344,687    $    84,944    $  15,312,483
   Employer                               6,927,257            --               --             --             --          6,927,257
Net investment income:
   Interest on guaranteed group
     annuity contracts                         --              --          3,553,843           --             --          3,553,843
   Other investment income               16,562,072          66,574             --                7         52,480       16,681,133
                                      ---------------------------------------------------------------------------------------------
                                         34,891,989         631,885        6,468,724        344,694        137,424       42,474,716
Net realized and unrealized
   appreciation (depreciation) of
   investments                           28,041,079         354,591             --          487,442         27,611       28,910,723
Transfers by participants               (69,964,993)      2,103,222       56,306,243      2,996,662        953,641       (7,605,225)
Transfers to SSCC Common Stock from
   JS Group Stock Fund                         --              --               --             --             --               --
Transfer of participant accounts
   from Jefferson Smurfit
   Corporation Hourly Savings Plan
   and Smurfit Packaging
   Corporation Savings Plan                  92,157          16,374           52,954           --             --            161,485
Forfeitures                                (230,015)           --               --             --             --           (230,015)
Withdrawals by participants             (20,953,979)        (18,265)      (5,458,824)       (96,883)       (12,727)     (26,540,678)
Loan repayments by participants           1,603,065          65,298          524,396         30,013         12,618        2,235,390
Administrative expenses                     (58,276)            (99)         (59,107)          (653)          (586)        (118,721)
                                      ---------------------------------------------------------------------------------------------
Net increase (decrease) in net
   assets available for plan            (26,578,973)      3,153,006       57,834,386      3,761,275      1,117,981       39,287,675
   benefits
Net assets available for plan
   benefits, beginning of year          341,407,340            --               --             --             --        341,407,340
                                      ---------------------------------------------------------------------------------------------
Net assets available for plan
   benefits, end of year              $ 314,828,367    $  3,153,006    $  57,834,386    $ 3,761,275    $ 1,117,981    $ 380,695,015
                                      =============================================================================================


See accompanying notes.

                   Jefferson Smurfit Corporation Savings Plan

   Statements of Changes in Net Assets Available for Plan Benefits, With Fund
                            Information (continued)


                          Year ended December 31, 1997


                                                      T. ROWE PRICE    T. ROWE PRICE
                                        PREVIOUS         PERSONAL         SUMMIT      T. ROWE PRICE   T. ROWE PRICE
                                          PAGE       STRATEGY GROWTH   CASH RESERVES    SPECTRUM        BLUE CHIP
                                        SUBTOTAL           FUND            FUND        INCOME FUND     GROWTH FUND      SUBTOTAL
                                      ----------------------------------------------------------------------------------------------
Contributions:
   Employees                          $  15,312,483    $    373,603    $   359,278    $   158,345    $  1,016,410    $  17,220,119
   Employer                               6,927,257            --             --             --              --          6,927,257
Net investment income:
   Interest on guaranteed group
     annuity contracts                    3,553,843            --             --             --              --          3,553,843
   Other investment income               16,681,133          34,363         32,351         66,187          36,451       16,850,485
                                      --------------------------------------------------------------------------------------------
                                         42,474,716         407,966        391,629        224,532       1,052,861       44,551,704
Net realized and unrealized
   appreciation (depreciation)
   of investments                        28,910,723          87,199           --           30,017         827,139       29,855,078
Transfers by participants                (7,605,225)        792,399        904,637      1,439,635       4,468,554             --
Transfers to SSCC Common Stock from
   JS Group Stock Fund                         --              --             --             --              --               --
Transfer of participant accounts
   from Jefferson Smurfit
   Corporation Hourly Savings Plan
   and Smurfit Packaging
   Corporation Savings Plan                 161,485            --             --             --            26,448          187,933
Forfeitures                                (230,015)           --           12,102           --              --           (217,913)
Withdrawals by participants             (26,540,678)        (20,115)      (599,759)      (141,913)        (88,454)     (27,390,919)
Loan repayments by participants           2,235,390          35,904        303,184         15,238          98,211        2,687,927
Administrative expenses                    (118,721)           (398)        (4,622)          (643)         (1,098)        (125,482)
                                      --------------------------------------------------------------------------------------------
Net increase (decrease) in net
   assets available for plan             39,287,675       1,302,955      1,007,171      1,566,866       6,383,661       49,548,328
   benefits
Net assets available for plan
   benefits, beginning of year          341,407,340            --             --             --              --        341,407,340
                                      --------------------------------------------------------------------------------------------
Net assets available for plan
   benefits, end of year              $ 380,695,015    $  1,302,955    $ 1,007,171    $ 1,566,866    $  6,383,661    $ 390,955,668
                                      ============================================================================================



See accompanying notes.

                   Jefferson Smurfit Corporation Savings Plan

   Statements of Changes in Net Assets Available for Plan Benefits, With Fund
                            Information (continued)


                          Year ended December 31, 1997



                                       PREVIOUS
                                         PAGE           PARTICIPANT
                                       SUBTOTAL            LOANS             TOTAL
                                      -----------------------------------------------
Contributions:
   Employees                          $  17,220,119    $        --      $  17,220,119
   Employer                               6,927,257             --          6,927,257
Net investment income:
   Interest on guaranteed group
     annuity contracts                    3,553,843             --          3,553,843
   Other investment income               16,850,485          471,898       17,322,383
                                      -----------------------------------------------
                                         44,551,704          471,898       45,023,602
Net realized and unrealized
   appreciation (depreciation) of
   investments                           29,855,078             --         29,855,078
Transfers by participants                      --               --               --
Transfers to SSCC Common Stock from
   JS Group Stock Fund                         --               --               --
Transfer of participant accounts
   from Jefferson Smurfit
   Corporation Hourly Savings Plan
   and Smurfit Packaging
   Corporation Savings Plan                 187,933             --            187,933
Forfeitures                                (217,913)            --           (217,913)
Withdrawals by participants             (27,390,919)       2,176,162      (25,214,757)
Loan repayments by participants           2,687,927       (2,687,927)            --
Administrative expenses                    (125,482)            --           (125,482)
                                      -----------------------------------------------
Net increase (decrease) in net
   assets available for plan             49,548,328          (39,867)      49,508,461
   benefits
Net assets available for plan
   benefits, beginning of year          341,407,340        6,055,248      347,462,588
                                      -----------------------------------------------
Net assets available for plan
   benefits, end of year              $ 390,955,668    $   6,015,381    $ 396,971,049
                                      ===============================================


See accompanying notes.

                          Jefferson Smurfit Corporation
                                  Savings Plan

                          Notes to Financial Statements

                                December 31, 1998


1. SIGNIFICANT ACCOUNTING POLICIES

The financial statements of Jefferson Smurfit Corporation Savings Plan (the
Plan) are reported on the accrual basis. The current values of investments have been determined by T. Rowe Price as trustee for 1998 and 1997 and have been based on closing prices if traded on national stock exchanges or bid prices for bonds. The immediate participation contracts and participant loans are valued at cost which approximates market. The differences between the current value and the cost of investments are reflected in the statements of changes in net assets available for plan benefits as part of net realized and unrealized appreciation (depreciation) of investments. The cost of securities sold is based on the weighted average method.

As of January 1, 1997, the Plan changed the plan trustee from Mercantile Bank of St. Louis to T. Rowe Price. As of October 1, 1996, funds were transferred into an omnibus account, and investment options were changed from the various Arch funds to T. Rowe Price funds.

Administrative expenses are paid by the Plan. In 1997, the Plan changed its allocation of administrative expenses to participant accounts from a prorated method to allocating expenses to a participant's most stable fund.

The preparation of financial statements in conformity with generally accepted accounting principles requires plan management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

2. DESCRIPTION OF THE PLAN

On November 18, 1998, Jefferson Smurfit Corporation merged with Stone Container Corporation (Stone) (the Merger) and changed its name from Jefferson Smurfit Corporation to Smurfit-Stone Container Corporation (SSCC). A wholly owned subsidiary of SSCC, Jefferson Smurfit (U.S.) (JSC (U.S.) is the plan sponsor. Upon consummation of the Merger, JSC (U.S.) (the Company) and Stone approved the merger of Stone Container Corporation Deferred Income Savings Plan into the Plan as of July 1, 1999 (Plan Merger). There are not expected to be changes in the operation or tax status of the Plan or benefits, eligibility, or vesting for participants of the Plan.

The Plan is a contributory employee benefit plan of the Company and adopting subsidiaries and affiliates. The Plan is composed of three components: (i) a cash or deferred compensation component (401(k) component); (ii) an after-tax voluntary contribution component (ATC component); and (iii) an employer matching contribution component.

                          Jefferson Smurfit Corporation
                                  Savings Plan

                    Notes to Financial Statements (continued)


2. DESCRIPTION OF THE PLAN (CONTINUED)

The Plan is administered by an Administrative Committee (Committee) of SSCC consisting of officers or other employees of the Company or its adopting subsidiaries and affiliates. The Committee prescribes forms for use by participants and may make administrative and procedural recommendations.

Employees eligible to participate in the Plan generally consist of all employees of the Company and adopting subsidiaries and affiliates, except for (1) those employees covered by a collective bargaining agreement which provides for retirement benefits, (2) nonresident aliens, and (3) substantially all hourly employees.

Under the 401(k) provisions, employees may elect to have a portion of their salary deferred and contributed to the Plan to be invested in one or more of 15 investment options available under the Plan. The participants' ATC contributions are invested in one or more of 15 investment options available under the Plan. Contributions are made semimonthly.

Under the employer contribution provisions, each employer contributes, for each of its employees who are participants, an amount equal to 65 percent of the 401(k) contributions authorized by such employee for 1998 and 1997, respectively, to a maximum of $5,000 ($4,750 in 1997) in one calendar year, to the extent the rate of such contributions, in effect from time to time, does not exceed 3.9 percent of the participant's compensation (matching contributions). The 401(k) contributions authorized by a participant in excess of 6 percent of participant compensation for any pay period are disregarded for purposes of matching contributions.

Participant contributions to the 401(k) plan which are made via payroll withholdings are limited to the lesser of $10,000 and $9,500 or 15 percent of participant compensation for calendar years 1998 and 1997. Participant contributions to the ATC are limited to 15 percent of participant compensation, not to exceed 20 percent of participant compensation in total when combined with 401(k) contributions. Total contributions credited to a participant's account (combined 401(k), ATC, and matching contributions components) are limited to the lesser of $30,000 or 25 percent of compensation. These limitations are determined on a calendar year basis.

Terminating participants of the Plan are paid the current value of their 401(k) account, their ATC account, and the vested portion of their employer match account. Participants may elect a cash distribution or a stock distribution from the SSCC Common Stock Fund or the Mobil Stock Fund. All other distributions are in cash.

                          Jefferson Smurfit Corporation
                                  Savings Plan

                    Notes to Financial Statements (continued)


2. DESCRIPTION OF THE PLAN (CONTINUED)

Each participant has a fully vested and nonforfeitable interest in the value of his or her proportional share of the investment funds in which his or her 401(k) contributions and ATC contributions are invested. Employer contributions vest over a five-year period based on participant years of service. The nonvested portion of a terminating participant's account constitutes a forfeiture and is applied to reduce future employer contributions.

If a participant, who has forfeited all or a part of his or her account, is reemployed before 60 months have elapsed after his or her employment ended, any amount he or she forfeited will be restored to his or her account from amounts forfeited currently by other participants.

Upon enrollment in the Plan, contributions may be directed into the following funds by the participant or employer:

         SSCC Common Stock Fund - Effective August 1, 1994, all employer contributions are invested in shares of SSCC common stock. Employees may elect to invest in shares of SSCC common stock.

         JS Group Stock Fund - Employer contributions prior to August 1, 1994 were invested in Jefferson Smurfit Group plc common stock. After August 1, 1994, dividends received by the JS Group Stock Fund were invested in shares of SSCC common stock and transferred to the SSCC Common Stock Fund.

         Arch Balanced Fund - Employee contributions prior to October 1, 1996 were invested in shares of a registered investment company that invests in common stocks, bonds, and money market securities to obtain a stable long-term total return.

         Interest Income Fund - Employee contributions prior to October 1, 1996 were invested in shares of a registered investment company that invests in insurance contracts which provide a specified rate of investment income for a specified period of time and under which the payment of principal is guaranteed.

         Aetna VIP Contract Fund - After-tax employee contributions prior to January 1, 1997 were invested in "Immediate Participation Contracts" issued by a legal reserve life insurance company selected by the Company.

                          Jefferson Smurfit Corporation
                                  Savings Plan

                    Notes to Financial Statements (continued)



2. DESCRIPTION OF THE PLAN (CONTINUED)

         Arch Emerging Growth Fund - Employee contributions prior to October 1, 1996 were invested in shares of a registered investment company that invests in the common stock of emerging or established small to medium-sized companies with a primary objective of capital appreciation rather than current income.

         T. Rowe Price Equity Income Fund - Effective October 1, 1996, employee contributions are invested in shares of a registered investment company that invests in common stocks of established companies that have long-term capital appreciation and dividend income.

         T. Rowe Price Personal Strategy Balanced Fund - Effective October 1, 1996, employee contributions are invested in shares of a registered investment company that invests in common stocks, bonds, and money market securities to provide return over time consistent with an emphasis on both capital appreciation and income.

         T. Rowe Price New Horizons Fund - Effective October 1, 1996, employee contributions are invested in shares of a registered investment company that invests in common stocks of small growth companies in a broad range of industries.

         T. Rowe Price International Stock Fund - Effective October 1, 1996, employee contributions are invested in shares of a registered investment company that invests in common stocks of established non-U.S. companies.

         Fidelity Contra Fund - Effective January 1, 1997, employee contributions are invested in shares of a registered investment company that invests in common stocks that are considered undervalued with potential for capital growth.

         Fidelity Value Fund - Effective January 1, 1997, employee contributions are invested in shares of a registered investment company that invests in the stock of companies that possess valuable assets or are considered undervalued.

         Putnam New Opportunities Fund - Effective January 1, 1997, employee contributions are invested in shares of a registered investment company that invests in stocks of emerging industries offering long-term growth.

                          Jefferson Smurfit Corporation
                                  Savings Plan

                    Notes to Financial Statements (continued)


2. DESCRIPTION OF THE PLAN (CONTINUED)

         T. Rowe Price Blended Stable Value Fund - Effective January 1, 1997, employee contributions are invested in shares of a registered investment company that invests in high-quality insurance companies and banks seeking to maintain a stable $1 per share price.

         Equity Index Trust (S&P 500) - Effective January 1, 1997, employee contributions are invested in shares of the stocks that make up the Standard & Poor's 500 Index.

         T. Rowe Price Personal Strategy Income Fund - Effective January 1, 1997, employee contributions are invested in shares of a registered investment company that invests in bonds, common stocks, and money market securities to provide the highest total return over time consistent with a primary emphasis on income and a secondary emphasis on capital appreciation.

         T. Rowe Price Personal Strategy Growth Fund - Effective January 1, 1997, employee contributions are invested in shares of a registered investment company that invests in common stocks, bonds, and money market securities to provide the highest total return over time with an emphasis on capital appreciation.

         T. Rowe Price Summit Cash Reserves Fund - Effective January 1, 1997, employee contributions are invested in shares of a registered investment company that invests in high-quality money market securities seeking to maintain a stable $1 per share price.

         T. Rowe Price Spectrum Income Fund - Effective January 1, 1997, employee contributions are invested in shares of a registered investment company that invests in four domestic bond funds, an international bond fund, an income-oriented bond fund, and a money market fund to provide a high level of current income.

         T. Rowe Price Blue Chip Growth Fund - Effective January 1, 1997, employee contributions are invested in shares of a registered investment company that invests in common stocks of large, well-known companies in growing markets.

In addition to the above, former employees of Container Corporation of America may have a portion of their plan investment held in shares of Mobil Corporation common stock. Contributions are no longer permitted into this fund.

                          Jefferson Smurfit Corporation
                                  Savings Plan

                    Notes to Financial Statements (continued)


3. INVESTMENTS

The fair value of individual investments that represent 5 percent or more of the Plan's net assets is as follows:


                                                               DECEMBER 31, 1998
                                                               -----------------
   SSCC common stock (2,460,546 shares)                           $  39,347,025

   Mobil Corporation common stock
     (1,279,388 shares)                                             111,466,663

   T. Rowe Price Equity Income Fund
     (3,978,638 shares)                                             104,717,763

   T. Rowe Price Personal Strategy Balanced Fund
     (1,740,938 shares)                                              27,680,920

   T. Rowe Price Blended Stable Value Fund
     (58,870,098 shares)                                             58,870,098


                                                               DECEMBER 31, 1997
                                                               -----------------
   SSCC common stock (1,954,915 shares)                              27,613,176

   JS Group shares (9,568,834 shares)                                26,666,426

   Mobil Corporation common stock
     (1,445,115 shares)                                             104,319,212

   T. Rowe Price Equity Income Fund
     (4,134,352 shares)                                             107,782,570

   T. Rowe Price Personal Strategy Balanced Fund
     (1,683,977 shares)                                              24,956,545

   T. Rowe Price Blended Stable Value Fund
     (57,834,386 shares)                                             57,834,386


                          Jefferson Smurfit Corporation
                                  Savings Plan

                    Notes to Financial Statements (continued)



4. PLAN TAX STATUS

The Internal Revenue Service ruled on May 30, 1996 that the Plan continues to qualify under Section 401(a) and meets the requirements under Section 401(k) of the Internal Revenue Code (IRC), and therefore, the related trust is not subject to tax under present income tax law. The Committee is not aware of any course of action or series of events that has occurred that might adversely affect the Plan's qualified status.

Participants are not subject to federal income tax on amounts contributed to their 401(k) or employer matching contribution accounts under the Plan or on earnings attributable to such contributions, until such time as these amounts are distributed to or withdrawn by them.

5. YEAR 2000 (UNAUDITED)

Computer programs which have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. Beginning in the year 2000, this could result in a system failure or miscalculations causing disruptions of operations, including a temporary inability to process transactions or engage in normal business activities.

The Company has completed testing for its internal systems which impact the processing of transactions on behalf of the Plan. The only major system related to the Plan which is noncompliant is the payroll system, which is currently in the process of being updated to a new year 2000-compliant system. The payroll system and all other systems are expected to be year 2000-compliant by mid-1999.

The Plan has obtained formal communications with its service providers to determine the extent to which the Plan's interface systems are vulnerable to those third parties' failure to resolve their own year 2000 issues. The Plan's review of this communication is expected to be complete by mid-1999.

Substantially all of the costs of the year 2000 inquiries and the systems updates are being paid by the Company with no effect on plan assets. The Plan believes the necessary modifications and replacement of computer systems will be completed in a timely manner, and as a result, the year 2000 issue is not expected to pose significant operational or financial problems for the Plan.

                             Supplemental Schedules

                   Jefferson Smurfit Corporation Savings Plan

                                 EIN: 36-2659288
                                    Plan #062

                      Line 27a - Assets Held for Investment

                                December 31, 1998


                                                         SHARES/          CURRENT
                    DESCRIPTION                           UNITS            VALUE                COST
--------------------------------------------------------------------------------------------------------
SSCC Common Stock Fund*                                 2,460,546      $  39,347,025       $  35,140,585
JS Group Stock Fund*                                    8,672,642         15,525,763          24,169,907
Mobil Stock Fund                                        1,279,388        111,466,663          92,578,498
T. Rowe Price Equity Income Fund                        3,978,638        104,717,763         103,958,875
T. Rowe Price Personal Strategy Balanced Fund           1,740,938         27,680,920          26,056,458
T. Rowe Price New Horizons Fund                           701,076         16,363,111          16,270,139
T. Rowe Price International Stock Fund                    376,674          5,646,344           5,195,982
Fidelity Contra Fund                                       70,078          3,979,719           3,590,594
Fidelity Value Fund                                        25,288          1,172,106           1,358,578
Putnam New Opportunities Fund                             120,840          7,060,662           6,253,553
T. Rowe Price Blended Stable Value Fund                58,870,098         58,870,098          58,870,098
Equity Index Trust (S&P 500)                              301,743          9,613,534           8,122,854
T. Rowe Price Personal Strategy Income Fund               138,341          1,835,787           1,776,398
T. Rowe Price Personal Strategy Growth Fund               117,985          2,159,121           2,020,668
T. Rowe Price Summit Cash Reserves Fund                 3,207,055          3,207,055           3,207,055
T. Rowe Price Spectrum Income Fund                        141,469          1,626,895           1,643,595
T. Rowe Price Blue Chip Growth Fund                       473,826         14,499,090          12,278,999
Participant Loans*                                             --          5,907,231                  --
                                                                       ---------------------------------
                                                                       $ 430,678,887       $ 402,492,836
                                                                       =================================



* Parties in interest. The interest rate on participant loans issued during the year ended December 31, 1998 ranged from 6.72 percent to 10.3 percent.

                   Jefferson Smurfit Corporation Savings Plan

                                 EIN: 36-2659288
                                    Plan #062

                 Line 27d - Schedule of Reportable Transactions

                          Year ended December 31, 1998


                                                                                                           CURRENT VALUE
                                                                                                            OF ASSET ON
                                        DESCRIPTION OF      PURCHASE         SELLING           COST         TRANSACTION    NET GAIN
      IDENTITY OF PARTY INVOLVED            ASSET            PRICE            PRICE          OF ASSET         DATE          (LOSS)
------------------------------------------------------------------------------------------------------------------------------------
Category (iii) - Series of transactions in excess of 5% of the current value of plan assets

SSCC Common Stock Fund                   Common Stock    $    565,018     $         --    $    565,018    $    565,018     $     --
                                         Common Stock        (319,740)        (359,507)       (319,740)       (359,507)      39,767

T. Rowe Price Blended Stable Value        Investment
   Fund                                    Contract         2,828,270               --       2,828,270       2,828,270           --
                                          Investment
                                           Contract        (3,185,592)      (3,185,592)     (3,185,592)     (3,185,592)          --

T. Rowe Price Equity Income Fund         Mutual Fund          734,145               --         734,145         734,145           --
                                         Mutual Fund         (978,107)      (1,146,206)       (978,107)     (1,146,206)     168,099


Categories (i), (ii), and (iv) were not applicable.

                              Financial Statements
                           and Supplemental Schedules

                          Jefferson Smurfit Corporation
                               Hourly Savings Plan

                     Years ended December 31, 1998 and 1997
                       with Report of Independent Auditors

                          Jefferson Smurfit Corporation
                               Hourly Savings Plan

                              Financial Statements
                           and Supplemental Schedules


                     Years ended December 31, 1998 and 1997


                                    CONTENTS

Report of Independent Auditors..............................................   1

Financial Statements

Statements of Net Assets Available for Plan Benefits,
   With Fund Information....................................................   2
Statements of Changes in Net Assets Available for Plan Benefits,
   With Fund Information....................................................  12
Notes to Financial Statements...............................................  22


Supplemental Schedules

Line 27a - Assets Held for Investment.......................................  29
Line 27d - Schedule of Reportable Transactions..............................  30

                         Report of Independent Auditors

Administrative Committee
Jefferson Smurfit Corporation
  Retirement Plans

We have audited the accompanying statements of net assets available for plan benefits of Jefferson Smurfit Corporation Hourly Savings Plan as of December 31, 1998 and 1997, and the related statements of changes in net assets available for plan benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for plan benefits at December 31, 1998 and 1997, and the changes in its net assets available for plan benefits for the years then ended, in conformity with generally accepted accounting principles.

Our audits were performed for the purpose of forming an opinion on the financial statements taken as a whole. The accompanying supplemental schedule of assets held for investment as of December 31, 1998 and schedule of reportable transactions for the year then ended are presented for purposes of complying with the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 and are not a required part of the financial statements. The fund information in the statements of net assets available for plan benefits and the statements of changes in net assets available for plan benefits is presented for purposes of additional analysis rather than to present the net assets available for plan benefits and changes in net assets available for plan benefits of each fund. The supplemental schedules and fund information have been subjected to the auditing procedures applied in our audits of the financial statements and, in our opinion, are fairly stated in all material respects in relation to the financial statements taken as a whole.


June 18, 1999                                         /s/ Ernst & Young LLP

                Jefferson Smurfit Corporation Hourly Savings Plan

              Statements of Net Assets Available for Plan Benefits,
                              With Fund Information

                                December 31, 1998



                                                                               T. ROWE PRICE
                                   SSCC             JS        T. ROWE PRICE       PERSONAL
                                  COMMON          GROUP           EQUITY          STRATEGY
                                   STOCK          STOCK           INCOME          BALANCED
                                   FUND            FUND            FUND             FUND          SUBTOTAL
                              ---------------------------------------------------------------------------------
ASSETS
Investments, at fair value       $9,701,901       $835,963       $20,631,014      $7,868,341       $39,037,219
                              ---------------------------------------------------------------------------------
Net assets available for
   plan benefits                 $9,701,901       $835,963       $20,631,014      $7,868,341       $39,037,219
                              =================================================================================

See accompanying notes.

                Jefferson Smurfit Corporation Hourly Savings Plan

              Statements of Net Assets Available for Plan Benefits,
                        With Fund Information (continued)

                                December 31, 1998



                                               T. ROWE PRICE    T. ROWE PRICE
                                 PREVIOUS           NEW         INTERNATIONAL
                                   PAGE          HORIZONS           STOCK          FIDELITY
                                 SUBTOTAL          FUND             FUND         CONTRA FUND       SUBTOTAL
                              ----------------------------------------------------------------------------------
ASSETS
Investments, at fair value       $39,037,219     $8,634,766       $1,608,218        $681,378       $49,961,581
                              ----------------------------------------------------------------------------------
Net assets available for
   plan benefits                 $39,037,219     $8,634,766       $1,608,218        $681,378       $49,961,581
                              ==================================================================================

See accompanying notes.

                Jefferson Smurfit Corporation Hourly Savings Plan

              Statements of Net Assets Available for Plan Benefits,
                        With Fund Information (continued)

                                December 31, 1998



                                 PREVIOUS                      PUTNAM NEW     T. ROWE PRICE       EQUITY
                                   PAGE          FIDELITY     OPPORTUNITIES   BLENDED STABLE   INDEX TRUST
                                 SUBTOTAL       VALUE FUND        FUND          VALUE FUND      (S&P 500)        SUBTOTAL
                              -------------------------------------------------------------------------------------------------
ASSETS
Investments, at fair value       $49,961,581      $126,910     $1,401,948         $9,337,998     $1,567,337      $62,395,774
                              -------------------------------------------------------------------------------------------------
Net assets available for
   plan benefits                 $49,961,581      $126,910     $1,401,948         $9,337,998     $1,567,337      $62,395,774
                              =================================================================================================

See accompanying notes.

                Jefferson Smurfit Corporation Hourly Savings Plan

              Statements of Net Assets Available for Plan Benefits,
                        With Fund Information (continued)

                                December 31, 1998



                                               T. ROWE PRICE   T. ROWE PRICE
                                 PREVIOUS        PERSONAL        PERSONAL      T. ROWE PRICE   T. ROWE PRICE
                                   PAGE          STRATEGY        STRATEGY       SUMMIT CASH       SPECTRUM
                                 SUBTOTAL       INCOME FUND     GROWTH FUND    RESERVES FUND    INCOME FUND       SUBTOTAL
                              -------------------------------------------------------------------------------------------------
ASSETS
Investments, at fair value        $62,395,774      $222,690       $384,028         $676,999         $332,876      $64,012,367
                              -------------------------------------------------------------------------------------------------
Net assets available for
   plan benefits                  $62,395,774      $222,690       $384,028         $676,999         $332,876      $64,012,367
                              =================================================================================================

See accompanying notes.

                Jefferson Smurfit Corporation Hourly Savings Plan

              Statements of Net Assets Available for Plan Benefits,
                        With Fund Information (continued)

                                December 31, 1998



                                                                   T. ROWE PRICE
                                                    PREVIOUS         BLUE CHIP
                                                      PAGE            GROWTH
                                                    SUBTOTAL           FUND               TOTAL
                                                -----------------------------------------------------
ASSETS
Investments, at fair value                          $64,012,367      $3,639,166        $67,651,533
                                                -----------------------------------------------------
Net assets available for
   plan benefits                                    $64,012,367      $3,639,166        $67,651,533
                                                =====================================================

See accompanying notes.

                Jefferson Smurfit Corporation Hourly Savings Plan

              Statements of Net Assets Available for Plan Benefits,
                              With Fund Information

                                December 31, 1997



                                                                  ARCH                         T. ROWE PRICE
                                   SSCC             JS           GROWTH       T. ROWE PRICE      PERSONAL
                                  COMMON          GROUP            AND            EQUITY         STRATEGY
                                   STOCK          STOCK          INCOME           INCOME         BALANCED
                                   FUND            FUND           FUND             FUND            FUND           SUBTOTAL
                              -------------------------------------------------------------------------------------------------
ASSETS
Investments, at fair value       $6,310,843      $1,398,913      $     -         $18,030,372     $6,581,829       $32,321,957
                              -------------------------------------------------------------------------------------------------
Net assets available for
   plan benefits                 $6,310,843      $1,398,913      $     -         $18,030,372     $6,581,829       $32,321,957
                              =================================================================================================

See accompanying notes.

                Jefferson Smurfit Corporation Hourly Savings Plan

              Statements of Net Assets Available for Plan Benefits,
                        With Fund Information (continued)

                                December 31, 1997



                                                              T. ROWE PRICE   T. ROWE PRICE
                                 PREVIOUS        INTEREST          NEW        INTERNATIONAL
                                   PAGE           INCOME        HORIZONS          STOCK          FIDELITY
                                 SUBTOTAL          FUND           FUND             FUND        CONTRA FUND       SUBTOTAL
                              -------------------------------------------------------------------------------------------------
ASSETS
Investments, at fair value      $32,321,957      $      -       $7,457,600        $1,158,467       $223,177      $41,161,201
                              -------------------------------------------------------------------------------------------------
Net assets available for
   plan benefits                $32,321,957      $      -       $7,457,600        $1,158,467       $223,177      $41,161,201
                              =================================================================================================

See accompanying notes.

                Jefferson Smurfit Corporation Hourly Savings Plan

              Statements of Net Assets Available for Plan Benefits,
                        With Fund Information (continued)

                                December 31, 1997



                                 PREVIOUS                      PUTNAM NEW     T. ROWE PRICE       EQUITY
                                   PAGE          FIDELITY     OPPORTUNITIES   BLENDED STABLE   INDEX TRUST
                                 SUBTOTAL       VALUE FUND        FUND          VALUE FUND      (S&P 500)        SUBTOTAL
                              -------------------------------------------------------------------------------------------------
ASSETS
Investments, at fair value       $41,161,201       $57,612       $576,468         $7,895,802       $461,272      $50,152,355
                              -------------------------------------------------------------------------------------------------
Net assets available for
   plan benefits                 $41,161,201       $57,612       $576,468         $7,895,802       $461,272      $50,152,355
                              =================================================================================================

See accompanying notes.

                Jefferson Smurfit Corporation Hourly Savings Plan

              Statements of Net Assets Available for Plan Benefits,
                        With Fund Information (continued)

                                December 31, 1997



                                               T. ROWE PRICE   T. ROWE PRICE
                                 PREVIOUS        PERSONAL        PERSONAL      T. ROWE PRICE   T. ROWE PRICE
                                   PAGE          STRATEGY        STRATEGY       SUMMIT CASH       SPECTRUM
                                 SUBTOTAL       INCOME FUND     GROWTH FUND    RESERVES FUND    INCOME FUND       SUBTOTAL
                              -------------------------------------------------------------------------------------------------
ASSETS
Investments, at fair value       $50,152,355       $36,727        $150,697         $177,422         $108,157      $50,625,358
                              -------------------------------------------------------------------------------------------------
Net assets available for
   plan benefits                 $50,152,355       $36,727        $150,697         $177,422         $108,157      $50,625,358
                              =================================================================================================

See accompanying notes.

                Jefferson Smurfit Corporation Hourly Savings Plan

              Statements of Net Assets Available for Plan Benefits,
                        With Fund Information (continued)

                                December 31, 1997



                                                                   T. ROWE PRICE
                                                    PREVIOUS     BLUE CHIP GROWTH
                                                      PAGE             FUND
                                                    SUBTOTAL                             TOTAL
                                                -----------------------------------------------------
ASSETS
Investments, at fair value                           $50,625,358     $1,392,823        $52,018,181
                                                -----------------------------------------------------
Net assets available for
   plan benefits                                     $50,625,358     $1,392,823        $52,018,181
                                                =====================================================

See accompanying notes.

                Jefferson Smurfit Corporation Hourly Savings Plan

        Statements of Changes in Net Assets Available for Plan Benefits,
                              With Fund Information

                          Year ended December 31, 1998



                                                                                        T. ROWE PRICE
                                       SSCC               JS         T. ROWE PRICE        PERSONAL
                                      COMMON            GROUP            EQUITY           STRATEGY
                                       STOCK            STOCK            INCOME           BALANCED
                                       FUND              FUND             FUND              FUND           SUBTOTAL
                                 -----------------------------------------------------------------------------------
Contributions:
   Employees                        $   408,126        $        -     $  3,438,477       $1,237,037   $   5,083,640
   Employer                           2,065,641                 -                -                -       2,065,641
Net investment income:
   Interest on guaranteed group
     annuity contracts                        -                 -                -                -               -
   Other investment income                    -            43,638        1,549,285          442,080       2,035,003
                                 -----------------------------------------------------------------------------------
                                      2,473,767            43,638        4,987,762        1,679,117       9,184,284
Net realized and unrealized
   appreciation (depreciation)
   of investments                       931,595          (471,783)         155,949          494,675       1,110,436
Transfers by participants               273,012           (23,181)      (1,499,542)        (444,412)     (1,694,123)
Transfers to SSCC Common Stock
   Fund from JS Group Stock Fund
                                         43,638           (43,638)               -                -               -
Transfers of participant
   accounts (to)/from Jefferson
   Smurfit Savings Plan and
   other plans                          (31,043)                -          (35,444)          (3,633)        (70,120)
Forfeitures                             (11,622)             (953)               -                -         (12,575)
Withdrawals by participants            (286,104)          (67,033)        (995,099)        (430,324)     (1,778,560)
Administrative expenses                  (2,185)                -          (12,984)          (8,911)        (24,080)
                                 -----------------------------------------------------------------------------------
Net increase (decrease) in
   net assets available for
   plan benefits                      3,391,058          (562,950)       2,600,642        1,286,512       6,715,262
Net assets available for plan
   benefits, beginning of year        6,310,843         1,398,913       18,030,372        6,581,829      32,321,957
                                 ===================================================================================
Net assets available for plan
   benefits, end of year             $9,701,901       $   835,963      $20,631,014       $7,868,341     $39,037,219
                                 ===================================================================================

See accompanying notes.

                Jefferson Smurfit Corporation Hourly Savings Plan

        Statements of Changes in Net Assets Available for Plan Benefits,
                        With Fund Information (continued)

                          Year ended December 31, 1998



                                  PREVIOUS      T. ROWE PRICE   T. ROWE PRICE
                                    PAGE        NEW HORIZONS    INTERNATIONAL      FIDELITY
                                  SUBTOTAL          FUND          STOCK FUND      CONTRA FUND       SUBTOTAL
                               ----------------------------------------------------------------------------------
Contributions:
   Employees                    $   5,083,640      $1,984,303     $   455,662       $175,339     $   7,698,944
   Employer                         2,065,641               -               -              -         2,065,641
Net investment income:
   Interest on guaranteed
    group annuity contracts                 -              -               -               -                 -
   Other investment income          2,035,003         441,444          58,458         49,452         2,584,357
                               ----------------------------------------------------------------------------------
                                    9,184,284       2,425,747         514,120        224,791        12,348,942
Net realized and unrealized
   appreciation
   (depreciation) of                1,110,436         109,155         145,825         74,537         1,439,953
   investments
Transfers by participants          (1,694,123)       (991,721)       (128,876)       161,797        (2,652,923)
Transfers to SSCC Common
   Stock Fund from JS Group
   Stock Fund                               -               -               -              -                 -
Transfers of participant
   accounts (to)/from
   Jefferson Smurfit Savings
   Plan and other plans               (70,120)              -            (942)             -           (71,062)
Forfeitures                           (12,575)              -               -              -           (12,575)
Withdrawals by participants        (1,778,560)       (364,023)        (79,839)        (2,746)       (2,225,168)
Administrative expenses               (24,080)         (1,992)           (537)          (178)          (26,787)
                               ----------------------------------------------------------------------------------
Net increase (decrease) in
   net assets available for
   plan benefits                    6,715,262       1,177,166         449,751        458,201         8,800,380
Net assets available for plan
   benefits, beginning of year     32,321,957       7,457,600       1,158,467        223,177        41,161,201
                               ==================================================================================
Net assets available for plan
   benefits, end of year          $39,037,219      $8,634,766      $1,608,218       $681,378       $49,961,581
                               ==================================================================================

See accompanying notes.

                Jefferson Smurfit Corporation Hourly Savings Plan

        Statements of Changes in Net Assets Available for Plan Benefits,
                        With Fund Information (continued)

                          Year ended December 31, 1998




                                                                                        T. ROWE
                                        PREVIOUS                       PUTNAM NEW    PRICE BLENDED       EQUITY
                                          PAGE       FIDELITY VALUE   OPPORTUNITIES   STABLE VALUE     INDEX TRUST
                                        SUBTOTAL          FUND            FUND           FUND           (S&P 500)       SUBTOTAL
                                     -----------------------------------------------------------------------------------------------
Contributions:
   Employees                          $   7,698,944     $  55,721      $   381,305      $1,416,228    $   393,332    $  9,945,530
   Employer                               2,065,641             -                -               -              -       2,065,641
Net investment income:
   Interest on guaranteed
    group annuity contracts                       -            -                -          498,769              -         498,769
   Other investment income                2,584,357        17,511           42,763               -         17,309       2,661,940
                                     -----------------------------------------------------------------------------------------------
                                         12,348,942        73,232          424,068       1,914,997        410,641      15,171,880
Net realized and unrealized
   appreciation
   (depreciation) of
   investments                            1,439,953       (17,297)         163,196               -        226,782       1,812,634
Transfers by participants                (2,652,923)       16,028          260,488         491,686        498,318      (1,386,403)
Transfers to SSCC Common
   Stock Fund from JS Group
   Stock Fund                                     -             -                -               -              -               -
Transfers of participant
   accounts (to)/from
   Jefferson Smurfit Savings
   Plan and other plans                     (71,062)            -           (4,317)              -         (4,877)        (80,256)
Forfeitures                                 (12,575)            -                -               -              -         (12,575)
Withdrawals by participants              (2,225,168)       (2,605)         (17,785)       (957,189)       (23,815)     (3,226,562)
Administrative expenses                     (26,787)          (60)            (170)         (7,298)          (984)        (35,299)
                                     -----------------------------------------------------------------------------------------------
Net increase (decrease) in
   net assets available for
   plan benefits                          8,800,380        69,298          825,480       1,442,196      1,106,065      12,243,419
Net assets available for plan
   benefits, beginning of year           41,161,201        57,612          576,468       7,895,802        461,272      50,152,355
                                     ===============================================================================================
Net assets available for plan
   benefits, end of year                $49,961,581      $126,910       $1,401,948      $9,337,998     $1,567,337     $62,395,774
                                     ===============================================================================================

See accompanying notes.

                Jefferson Smurfit Corporation Hourly Savings Plan

        Statements of Changes in Net Assets Available for Plan Benefits,
                        With Fund Information (continued)

                          Year ended December 31, 1998



                                                      T. ROWE PRICE   T. ROWE PRICE   T. ROWE PRICE
                                        PREVIOUS        PERSONAL        PERSONAL       SUMMIT CASH    T. ROWE PRICE
                                          PAGE          STRATEGY        STRATEGY        RESERVES        SPECTRUM
                                        SUBTOTAL       INCOME FUND     GROWTH FUND        FUND         INCOME FUND     SUBTOTAL
                                     ----------------------------------------------------------------------------------------------
Contributions:
   Employees                          $  9,945,530      $  64,027        $159,510        $111,022         $121,750      $10,401,839
   Employer                              2,065,641              -               -               -                -        2,065,641
Net investment income:
   Interest on guaranteed
    group annuity contracts                498,769              -               -               -                -          498,769
   Other investment income               2,661,940          6,437          15,151          16,752           17,346        2,717,626
                                     ----------------------------------------------------------------------------------------------
                                        15,171,880         70,464         174,661         127,774          139,096       15,683,875
Net realized and unrealized
   appreciation
   (depreciation) of
   investments                           1,812,634          8,043          22,062               -           (3,929)       1,838,810
Transfers by participants               (1,386,403)       109,918          44,418         438,195          122,964         (670,908)
Transfers to SSCC Common
   Stock Fund from JS Group
   Stock Fund                                    -              -               -               -                -                -
Transfers of participant
   accounts (to)/from
   Jefferson Smurfit Savings
   Plan and other plans                    (80,256)             -               -             (25)               -          (80,281)
Forfeitures                                (12,575)             -               -          12,575                -                -
Withdrawals by participants             (3,226,562)        (2,052)         (7,023)        (69,487)         (32,527)      (3,337,651)
Administrative expenses                    (35,299)          (410)           (787)         (9,455)            (885)         (46,836)
                                     ----------------------------------------------------------------------------------------------
Net increase (decrease) in
   net assets available for
   plan benefits                        12,243,419        185,963         233,331         499,577          224,719       13,387,009
Net assets available for plan
   benefits, beginning of year          50,152,355         36,727         150,697         177,422          108,157       50,625,358
                                     ==============================================================================================
Net assets available for plan
   benefits, end of year               $62,395,774       $222,690        $384,028        $676,999         $332,876      $64,012,367
                                     ==============================================================================================

See accompanying notes.

                Jefferson Smurfit Corporation Hourly Savings Plan

        Statements of Changes in Net Assets Available for Plan Benefits,
                        With Fund Information (continued)

                          Year ended December 31, 1998




                                                    PREVIOUS        T. ROWE PRICE
                                                      PAGE           BLUE CHIP
                                                    SUBTOTAL        GROWTH FUND              TOTAL
                                               ----------------------------------------------------------
Contributions:
   Employees                                       $10,401,839        $ 1,012,592         $11,414,431
   Employer                                          2,065,641                  -           2,065,641
Net investment income:
   Interest on guaranteed group
    annuity contracts                                  498,769                  -             498,769
   Other investment income                           2,717,626             57,975           2,775,601
                                               ----------------------------------------------------------
                                                    15,683,875          1,070,567          16,754,442
Net realized and unrealized
   appreciation (depreciation) of
   investments                                       1,838,810            583,386           2,422,196
Transfers by participants                             (670,908)           670,908                   -
Transfers to SSCC Common Stock
   Fund from JS Group Stock Fund
                                                             -                  -                   -
Transfers of participant accounts
   (to)/from Jefferson Smurfit
   Savings Plan and other plans                        (80,281)            (5,923)            (86,204)
Forfeitures                                                  -                  -                   -
Withdrawals by participants                         (3,337,651)           (70,611)         (3,408,262)
Administrative expenses                                (46,836)            (1,984)            (48,820)
                                               ----------------------------------------------------------
Net increase (decrease) in
   net assets available for
   plan benefits                                    13,387,009          2,246,343          15,633,352
Net assets available for plan
   benefits, beginning of year                      50,625,358          1,392,823          52,018,181
                                               ==========================================================
Net assets available for plan
   benefits, end of year                           $64,012,367         $3,639,166         $67,651,533
                                               ==========================================================

See accompanying notes.

                Jefferson Smurfit Corporation Hourly Savings Plan

        Statements of Changes in Net Assets Available for Plan Benefits,
                              With Fund Information

                          Year ended December 31, 1997



                                                                                                    T. ROWE PRICE
                                   SSCC               JS              ARCH         T. ROWE PRICE      PERSONAL
                                  COMMON            GROUP          GROWTH AND         EQUITY          STRATEGY
                                   STOCK            STOCK            INCOME           INCOME          BALANCED
                                   FUND              FUND             FUND             FUND             FUND            SUBTOTAL
                                --------------------------------------------------------------------------------------------------
Contributions:
   Employees                    $   348,322       $         -       $      -        $  3,334,620      $1,222,108    $  4,905,050
   Employer                       1,910,160                 -              -                   -               -       1,910,160
Net investment income:
   Interest on guaranteed group
     annuity contracts                    -                 -              -                   -               -               -
   Other investment income                -            22,928              -           1,721,965         321,710       2,066,603
                                --------------------------------------------------------------------------------------------------
                                  2,258,482            22,928              -           5,056,585       1,543,818       8,881,813
Net realized and unrealized
   appreciation (depreciation)
   of investments                  (809,405)         (116,714)             -           1,998,643         603,828       1,676,352
Transfers by participants           (47,416)           (4,370)        (1,993)           (395,669)       (241,953)       (691,401)
Transfers to SSCC Common Stock
   Fund from JS Group Stock Fund
                                     22,928           (22,928)             -                   -               -               -
Transfers of participant
   accounts (to)/from Jefferson
   Smurfit Savings Plan and
   other plans                      (29,148)           (8,063)             -             (39,323)         (9,867)        (86,401)
Forfeitures                          (4,656)           (1,186)             -                   -               -          (5,842)
Withdrawals by participants        (210,132)          (49,977)             -            (535,777)       (227,888)     (1,023,774)
Administrative expenses                (480)                -              -             (19,099)        (12,930)        (32,509)
                                --------------------------------------------------------------------------------------------------
Net increase (decrease) in
   net assets available for
   plan benefits                  1,180,173          (180,310)        (1,993)          6,065,360       1,655,008       8,718,238
Net assets available for plan
   benefits, beginning of year    5,130,670         1,579,223          1,993          11,965,012       4,926,821      23,603,719
                                ==================================================================================================
Net assets available for plan
   benefits, end of year        $ 6,310,843       $ 1,398,913       $      -        $ 18,030,372      $6,581,829    $ 32,321,957
                                ==================================================================================================

See accompanying notes.

                Jefferson Smurfit Corporation Hourly Savings Plan

        Statements of Changes in Net Assets Available for Plan Benefits,
                        With Fund Information (continued)

                          Year ended December 31, 1997



                                  PREVIOUS        INTEREST     T. ROWE PRICE      T. ROWE PRICE
                                    PAGE           INCOME       NEW HORIZONS      INTERNATIONAL     FIDELITY CONTRA
                                  SUBTOTAL          FUND            FUND           STOCK FUND            FUND          SUBTOTAL
                                  -----------------------------------------------------------------------------------------------
Contributions:
   Employees                      $ 4,905,050     $         -    $2,169,060      $  475,652            $ 90,640       $ 7,640,402
   Employer                         1,910,160               -             -               -                   -         1,910,160
Net investment income:
   Interest on guaranteed
    group annuity contracts                 -               -             -               -                   -                 -
   Other investment income          2,066,603               -       178,918          60,415              18,157         2,324,093
                                  ------------------------------------------------------------------------------------------------
                                    8,881,813               -     2,347,978         536,067             108,797        11,874,655
Net realized and unrealized
   appreciation
   (depreciation) of                1,676,352               -       418,049         (48,212)              5,142         2,051,331
   investments
Transfers by participants            (691,401)     (6,946,320)     (487,491)        (51,166)            111,762        (8,064,616)
Transfers to SSCC Common
   Stock Fund from JS Group
   Stock Fund                               -               -             -               -                  -                  -
Transfers of participant
   accounts (to)/from
   Jefferson Smurfit Savings
   Plan and other plans               (86,401)              -       (15,895)         (1,245)                -            (103,541)
Forfeitures                            (5,842)              -             -               -                 -              (5,842)
Withdrawals by participants        (1,023,774)              -      (279,217)        (45,748)           (2,253)         (1,350,992)
Administrative expenses               (32,509)              -        (2,458)         (1,036)             (271)            (36,274)
                                  ------------------------------------------------------------------------------------------------
Net increase (decrease) in
   net assets available for
   plan benefits                    8,718,238      (6,946,320)    1,980,966         388,660           223,177           4,364,721
Net assets available for plan
   benefits, beginning of year     23,603,719       6,946,320     5,476,634         769,807                 -          36,796,480
                                  ------------------------------------------------------------------------------------------------
Net assets available for plan
   benefits, end of year          $32,321,957     $              $7,457,600      $1,158,467          $223,177         $41,161,201
                                  ================================================================================================

See accompanying notes.

                Jefferson Smurfit Corporation Hourly Savings Plan

        Statements of Changes in Net Assets Available for Plan Benefits,
                        With Fund Information (continued)

                          Year ended December 31, 1997


                                  PREVIOUS                          PUTNAM NEW       T. ROWE PRICE       EQUITY
                                    PAGE          FIDELITY VALUE   OPPORTUNITIES     BLENDED STABLE   INDEX TRUST
                                  SUBTOTAL            FUND             FUND           VALUE FUND       (S&P 500)      SUBTOTAL
                                  ----------------------------------------------------------------------------------------------
Contributions:
   Employees                      $ 7,640,402       $25,893           $231,432        $1,435,503       $123,067      $ 9,456,297
   Employer                         1,910,160             -                  -                 -              -        1,910,160
Net investment income:
   Interest on guaranteed
    group annuity contracts                 -             -                  -           442,259              -          442,259
   Other investment income          2,324,093         7,246             12,121                 -              -        2,343,460
                                  ----------------------------------------------------------------------------------------------
                                   11,874,655        33,139            243,553         1,877,762        123,067       14,152,176
Net realized and unrealized
   appreciation
   (depreciation) of                2,051,331        (3,261)            57,828                 -         45,411        2,151,309
   investments
Transfers by participants          (8,064,616)       28,605            293,906         6,508,158        297,890         (936,057)
Transfers to SSCC Common
   Stock Fund from JS Group
   Stock Fund                               -             -                  -                 -              -                -
Transfers of participant
   accounts (to)/from
   Jefferson Smurfit Savings
   Plan and other plans              (103,541)            -            (16,374)          (58,163)             -         (178,078)
Forfeitures                            (5,842)            -                  -                 -              -           (5,842)
Withdrawals by participants        (1,350,992)         (795)            (2,260)         (418,549)        (4,537)      (1,777,133)
Administrative expenses               (36,274)          (76)              (185)          (13,406)          (559)         (50,500)
                                  -----------------------------------------------------------------------------------------------
Net increase (decrease) in
   net assets available for
   plan benefits                    4,364,721        57,612            576,468         7,895,802        461,272       13,355,875
Net assets available for plan
   benefits, beginning of year     36,796,480             -                  -                 -              -       36,796,480
                                  ----------------------------------------------------------------------------------------------
Net assets available for plan
   benefits, end of year          $41,161,201       $57,612           $576,468        $7,895,802       $461,272      $50,152,355
                                  ==============================================================================================

See accompanying notes.

                Jefferson Smurfit Corporation Hourly Savings Plan

        Statements of Changes in Net Assets Available for Plan Benefits,
                        With Fund Information (continued)

                          Year ended December 31, 1997


                                                  T. ROWE PRICE    T. ROWE PRICE
                                  PREVIOUS           PERSONAL          PERSONAL      T. ROWE PRICE    T. ROWE PRICE
                                    PAGE             STRATEGY      STRATEGY GROWTH     SUMMIT CASH      SPECTRUM
                                  SUBTOTAL          INCOME FUND         FUND          RESERVES FUND     INCOME FUND     SUBTOTAL
                                 ------------------------------------------------------------------------------------------------
Contributions:
   Employees                      $ 9,456,297       $25,484        $  70,631          $ 51,928         $ 55,383        $ 9,659,723
   Employer                         1,910,160              -               -                 -                -          1,910,160
Net investment income:
   Interest on guaranteed
    group annuity contracts           442,259              -               -                 -                -            442,259
   Other investment income          2,343,460          1,557           3,888            16,259            4,297          2,369,461
                                  ------------------------------------------------------------------------------------------------
                                   14,152,176         27,041          74,519            68,187           59,680         14,381,603
Net realized and unrealized
   appreciation
   (depreciation) of                2,151,309          1,133           6,035                 -            1,927          2,160,404
   investments
Transfers by participants            (936,057)         8,863          70,853            59,588           47,868           (748,885)
Transfers to SSCC Common
   Stock Fund from JS Group
   Stock Fund                               -              -               -                 -                -                  -
Transfers of participant
   accounts (to)/from
   Jefferson Smurfit Savings
   Plan and other plans              (178,078)             -               -            51,021                -           (127,057)
Forfeitures                            (5,842)             -               -                 -                -             (5,842)
Withdrawals by participants        (1,777,133)             -            (187)             (200)            (626)        (1,778,146)
Administrative expenses               (50,500)          (310)           (523)           (1,174)            (692)           (53,199)
                                  -------------------------------------------------------------------------------------------------
Net increase (decrease) in
   net assets available for
   plan benefits                   13,355,875         36,727         150,697           177,422          108,157         13,828,878
Net assets available for plan
   benefits, beginning of year     36,796,480              -               -                 -                -         36,796,480
                                   ------------------------------------------------------------------------------------------------
Net assets available for plan
   benefits, end of year           $50,152,355       $36,727        $150,697          $177,422         $108,157        $50,625,358
                                   ================================================================================================

See accompanying notes.

                Jefferson Smurfit Corporation Hourly Savings Plan

        Statements of Changes in Net Assets Available for Plan Benefits,
                        With Fund Information (continued)

                          Year ended December 31, 1997


                                                     PREVIOUS
                                                      PAGE             T. ROWN PRICE BLUE
                                                     SUBTOTAL            CHIP GROWTH FUND         TOTAL
                                                     ----------------------------------------------------------
Contributions:
   Employees                                         $ 9,659,723          $ 526,805           $10,186,528
   Employer                                            1,910,160                  -             1,910,160
Net investment income:
   Interest on guaranteed group
      annuity contracts                                  442,259                  -               442,259
   Other investment income                             2,369,461              7,900             2,377,361
                                                     ----------------------------------------------------------
                                                      14,381,603            534,705            14,916,308
Net realized and unrealized
   appreciation (depreciation) of
   investments                                         2,160,404            148,815             2,309,219
Transfers by participants                               (748,885)           748,885                     -
Transfers to SSCC Common Stock
   Fund from JS Group Stock Fund                               -                  -                     -
Transfers of participant accounts
   (to)/from Jefferson Smurfit
   Savings Plan and other plans                         (127,057)           (26,448)             (153,505)
Forfeitures                                               (5,842)                 -                (5,842)
Withdrawals by participants                           (1,778,146)           (11,370)           (1,789,516)
Administrative expenses                                  (53,199)            (1,764)              (54,963)
                                                     ----------------------------------------------------------
Net increase (decrease) in
   net assets available for
   plan benefits                                      13,828,878          1,392,823            15,221,701
Net assets available for plan
   benefits, beginning of year                        36,796,480                  -            36,796,480
                                                    ===========================================================
Net assets available for plan
   benefits, end of year                             $50,625,358         $1,392,823           $52,018,181
                                                    ===========================================================

See accompanying notes.

                          Jefferson Smurfit Corporation
                               Hourly Savings Plan

                          Notes to Financial Statements


                                December 31, 1998



1. SIGNIFICANT ACCOUNTING POLICIES

The financial statements of Jefferson Smurfit Corporation Hourly Savings Plan (the Plan) are reported on the accrual basis. The current values of investments have been determined by T. Rowe Price as trustee for 1998 and 1997 and have been based on closing prices if traded on national stock exchanges or bid prices for bonds. The differences between the current value and the cost of investments are reflected in the statements of changes in net assets available for plan benefits as part of net realized and unrealized appreciation (depreciation) of investments. The cost of securities sold is based on the weighted average method.

As of January 1, 1997, the Plan changed the plan trustee from Mercantile Bank of St. Louis to T. Rowe Price. As of October 1, 1996, funds were transferred into an omnibus account, and investment options were changed from the various Arch funds to T. Rowe Price funds.

Administrative expenses are paid by the Plan. In 1997, the Plan changed the allocation of administrative expenses to participant accounts from a prorated method to allocating expenses to a participant's most stable fund.

The preparation of financial statements in conformity with generally accepted accounting principles requires plan management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

2. DESCRIPTION OF THE PLAN

The Plan was established January 1, 1992 and is a contributory employee benefit plan of Jefferson Smurfit Corporation (Company) and adopting subsidiaries and affiliates. The Plan is composed of two components: (i) a cash or deferred compensation component (401(k) component) and (ii) an employer matching contribution component.

                          Jefferson Smurfit Corporation
                               Hourly Savings Plan

                    Notes to Financial Statements (continued)


2. DESCRIPTION OF THE PLAN (CONTINUED)

The Plan is administered by an Administrative Committee (Committee) of the Company consisting of officers or other employees of the Company or its adopting subsidiaries and affiliates. The Committee prescribes forms for use by participants and may make administrative and procedural recommendations.

Employees eligible to participate in the Plan consist of those hourly employees of the Company and adopting subsidiaries and affiliates to whom the terms of the Plan have been extended including those covered by a collective bargaining agreement which provides for participation in the Plan.

Under the 401(k) provisions, employees may elect to have a portion of their wages deferred and contributed to the Plan to be invested in one or more of 15 investment options available under the Plan. Contributions are made every two weeks or weekly depending upon the plant location.

For those employee groups covered by a collective bargaining agreement providing for employer contributions, each employer contributes, for each of its employees who are participants, an amount equal to 50 percent of the 401(k) contributions authorized by such employee to a maximum dollar amount during one calendar year, as provided in the collective bargaining agreement.

Participant contributions to the 401(k) which are made via payroll withholdings are limited to the lesser of $10,000 and $9,500 or 15 percent of participant compensation for 1998 and 1997, respectively. Total contributions credited to a participant's account (combined 401(k) and matching contributions components) are limited to the lesser of $30,000 or 25 percent of compensation. These limitations are determined on a calendar year basis.

Terminated participants of the Plan are paid the current value of their 401(k) account and the vested portion of their employer match account. Participants may elect a cash distribution or a stock distribution from the SSCC Common Stock Fund. All other distributions are in cash.

Each participant has a fully vested and nonforfeitable interest in the value of his or her proportional share of the investment funds in which his or her 401(k) contributions are invested. Employer contributions vest over a five-year period based on participant years

                          Jefferson Smurfit Corporation
                               Hourly Savings Plan

                    Notes to Financial Statements (continued)


2. DESCRIPTION OF THE PLAN (CONTINUED)

of service. The nonvested portion of a terminating participant's account constitutes a forfeiture and is applied to reduce future employer contributions. If a participant, who has forfeited all or a part of his or her account, is reemployed before 60 months have elapsed after his or her employment ended, any amount he or she forfeited will be restored to his or her account from amounts forfeited currently by other participants.

Upon enrollment in the Plan, contributions may be directed into the following funds by the participant or employer:

     SSCC Common Stock Fund - Effective August 1, 1994, all employer contributions are invested in shares of Jefferson Smurfit Corporation common stock. On November 18, 1998, Jefferson Smurfit Corporation merged with Stone Container Corporation, and the Company was renamed Smurfit-Stone Container Corporation (SSCC). Employees may elect to invest in shares of SSCC common stock.

     JS Group Stock Fund - Employer contributions prior to August 1, 1994 were invested in Jefferson Smurfit Group plc common stock. After August 1, 1994, dividends received by the JS Group Stock Fund were invested in shares of SSCC common stock and transferred to the SSCC Common Stock Fund.

     Arch Growth and Income Fund - Employee contributions prior to October 1, 1996 were invested in shares of a registered investment company that invests in stocks of larger corporations.

     Interest Income Fund - Employee contributions prior to October 1, 1996 were invested in shares of a registered investment company that invests in insurance contracts which provide a specified rate of investment income for a specified period of time and under which the payment of principal is guaranteed.

     T. Rowe Price Personal Strategy Balanced Fund - Effective October 1,
     1996, employee contributions are invested in shares of a registered investment company that invests in common stocks, bonds, and money market securities to provide total return over time consistent with an emphasis on both capital appreciation and income.

                          Jefferson Smurfit Corporation
                               Hourly Savings Plan

                    Notes to Financial Statements (continued)


2. DESCRIPTION OF THE PLAN (CONTINUED)

     T. Rowe Price Equity Income Fund - Effective October 1, 1996, employee contributions are invested in shares of a registered investment company that invests in common stocks of established companies that have long-term capital appreciation and dividend income.

     T. Rowe Price International Stock Fund - Effective October 1, 1996, employee contributions are invested in shares of a registered investment company that invests in common stocks of established non-U.S. companies.

     T. Rowe Price New Horizons Fund - Effective October 1, 1996, employee contributions are invested in shares of a registered investment company that invests in common stocks of small-growth companies in a broad range of industries.

     Fidelity Contra Fund - Effective January 1, 1997, employee contributions are invested in shares of a registered investment company that invests in common stocks that are considered undervalued with potential for capital growth.

     Fidelity Value Fund - Effective January 1, 1997, employee contributions are invested in shares of a registered investment company that invests in the stock of companies that possess valuable assets or are considered undervalued.

     Putnam New Opportunities Fund - Effective January 1, 1997, employee contributions are invested in shares of a registered investment company that invests in stocks of emerging industries offering long-term growth.

     T. Rowe Price Blended Stable Value Fund - Effective January 1, 1997, employee contributions are invested in shares of a registered investment company that invests in high-quality insurance companies and banks seeking to maintain a stable $1 per share price.

     Equity Index Trust (S&P 500) - Effective January 1, 1997, employee contributions are invested in shares of the stocks that make up the Standard & Poor's 500 Index.

                          Jefferson Smurfit Corporation
                               Hourly Savings Plan

                    Notes to Financial Statements (continued)


2. DESCRIPTION OF THE PLAN (CONTINUED)

     T. Rowe Price Personal Strategy Income Fund - Effective January 1,
     1997, employee contributions are invested in shares of a registered investment company that invests in bonds, common stocks, and money market securities to provide the highest total return over time consistent with a primary emphasis on income and a secondary emphasis on capital appreciation.

     T. Rowe Price Personal Strategy Growth Fund - Effective January 1,
     1997, employee contributions are invested in shares of a registered investment company that invests in common stocks, bonds, and money market securities to provide the highest total return over time with an emphasis on capital appreciation.

     T. Rowe Price Summit Cash Reserves Fund - Effective January 1, 1997, employee contributions are invested in shares of a registered investment company that invests in high-quality money market securities seeking to maintain a stable $1 per share price.

     T. Rowe Price Spectrum Income Fund - Effective January 1, 1997, employee contributions are invested in shares of a registered investment company that invests in four domestic bond funds, an international bond fund, an income-oriented bond fund, and a money market fund to provide a high level of current income.

     T. Rowe Price Blue Chip Growth Fund - Effective January 1, 1997, employee contributions are invested in shares of a registered investment company that invests in common stocks of large, well-known companies in growing markets.

                          Jefferson Smurfit Corporation
                               Hourly Savings Plan

                    Notes to Financial Statements (continued)


3. INVESTMENTS

The fair value of individual investments that represent 5 percent or more of the Plan's net assets is as follows:

                                                                                              DECEMBER 31,
                                                                                                  1998
                                                                                         --------------------

SSCC Common Stock (611,681 shares)                                                           $  9,701,901

T. Rowe Price Blue Chip Growth Fund (118,927 shares)                                            3,639,166

T. Rowe Price Blended Stable Value Fund (9,337,998 shares)                                      9,337,998

T. Rowe Price New Horizons Fund (369,956 shares)                                                8,634,766

T. Rowe Price Personal Strategy Balanced Fund (494,864 shares)                                  7,868,341

T. Rowe Price Equity Income Fund (783,853 shares)                                              20,631,014



                                                                                              DECEMBER 31,
                                                                                                  1997
                                                                                         --------------------
SSCC Common Stock (446,785 shares)                                                              6,310,843

T. Rowe Price Blended Stable Value Fund (7,895,802 shares)                                      7,895,802

T. Rowe Price New Horizons Fund (320,069 shares)                                                7,457,600

T. Rowe Price Personal Strategy Balanced Fund (444,118 shares)                                  6,581,829

T. Rowe Price Equity Income Fund (691,614 shares)                                              18,030,372


                          Jefferson Smurfit Corporation
                               Hourly Savings Plan

                    Notes to Financial Statements (continued)


4. PLAN TAX STATUS

The Internal Revenue Service ruled on June 17, 1996 that the Plan continues to qualify under Section 401(a) and meets the requirements under Section 401(k) of the Internal Revenue Code (IRC), and therefore, the related trust is not subject to tax under present income tax law. The Administrative Committee is not aware of any course of action or series of events that has occurred that might adversely affect the Plan's qualified status.

Participants are not subject to federal income tax on amounts contributed to their 401(k) or employer matching contribution amounts under the Plan or on earnings attributable to such contributions, until such time as these amounts are distributed to or withdrawn by them.

5. YEAR 2000 (UNAUDITED)

Computer programs which have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. Beginning in the year 2000, this could result in a system failure or miscalculations causing disruptions of operations, including a temporary inability to process transactions or engage in normal business activities.

The Company has completed testing for its internal systems which impact the processing of transactions on behalf of the Plan. The only major system related to the Plan which is noncompliant is the payroll system, which is currently in the process of being updated to a new year 2000-compliant system. The payroll system and all other systems are expected to be year 2000-compliant by mid-1999.

The Plan has obtained formal communications from its service providers to determine the extent to which the Plan's interface systems are vulnerable to those third parties' failure to resolve their own year 2000 issues. The Plan's review of these communications is expected to be complete by mid-1999.

Substantially all of the costs of the year 2000 inquiries and the systems updates are being paid by the Company with no effect on plan assets. The Plan believes the necessary modifications and replacement of computer systems will be completed in a timely manner, and as a result, the year 2000 issue is not expected to pose significant operational or financial problems for the Plan.

                             SUPPLEMENTAL SCHEDULES

                Jefferson Smurfit Corporation Hourly Savings Plan

                                 EIN: 36-2659288
                                    Plan #063

                      Line 27a - Assets Held for Investment

                                December 31, 1998

                                                             SHARES/          CURRENT
                         DESCRIPTION                          UNITS            VALUE                COST
------------------------------------------------------------------------------------------------------------

SSCC Common Stock Fund*                                     611,681         $ 9,701,901         $ 8,799,133

JS Group Stock Fund*                                        466,966             835,963           1,301,340

T. Rowe Price Equity Income Fund                            783,853          20,631,014          20,537,286

T. Rowe Price Personal Strategy Balanced Fund               494,864           7,868,341           7,416,752

T. Rowe Price New Horizons Fund                             369,956           8,634,766           8,521,755

T. Rowe Price International Stock Fund                      107,286           1,608,218           1,480,706

Fidelity Contra Fund                                         11,998             681,378             609,364

Fidelity Value Fund                                           2,738             126,910             144,657

Putnam New Opportunities Fund                                23,994           1,401,948           1,229,350

T. Rowe Price Blended Stable Value Fund                   9,337,998           9,337,998           9,337,998

Equity Index Trust (S&P 500)                                 49,194           1,567,337           1,340,554

T. Rowe Price Personal Strategy Income Fund                  16,782             222,690             214,648

T. Rowe Price Personal Strategy Growth Fund                  20,985             384,028             361,602

T. Rowe Price Summit Cash Reserves Fund                     676,999             676,999             676,999

T. Rowe Price Spectrum Income Fund                           28,946             332,876             336,964

T. Rowe Price Blue Chip Growth Fund                         118,927           3,639,166           3,081,200
                                                                            -------------------------------
                                                                            $67,651,533         $65,390,308
                                                                            ===============================

*   Parties in interest.

                Jefferson Smurfit Corporation Hourly Savings Plan

                                 EIN: 36-2659288
                                    Plan #063

                 Line 27d - Schedule of Reportable Transactions

                          Year ended December 31, 1998


                                                                                                       CURRENT VALUE
                                          DESCRIPTION OF     PURCHASE       SELLING         COST        OF ASSET ON      NET GAIN
       IDENTITY OF PARTY INVOLVED              ASSET          PRICE          PRICE        OF ASSET    TRANSACTION DATE    (LOSS)
------------------------------------------------------------------------------------------------------------------------------------

Category (iii) - Series of transactions in excess of 5% of the current value of plan assets

SSCC Common Stock Fund                     Common Stock    $ 3,070,729    $         -  $  3,070,729     $  3,070,729      $      -
                                           Common Stock       (555,613)      (609,912)     (555,613)        (609,912)       54,299

T. Rowe Price Blended Stable Value Fund    Investment
                                            Contract        10,901,024              -    10,901,024       10,901,024             -
                                           Investment
                                            Contract        (9,458,611)    (9,458,611)   (9,458,611)      (9,458,611)            -

T. Rowe Price New Horizons Fund            Mutual Fund       2,365,086              -     2,365,086        2,365,086             -
                                           Mutual Fund      (1,230,852)    (1,297,076)   (1,230,852)      (1,297,076)       66,224

T. Rowe Price Equity Income Fund           Mutual Fund       4,859,616              -     4,859,616        4,859,616             -
                                           Mutual Fund      (2,127,356)    (2,379,480)   (2,127,356)      (2,379,480)      252,124



Categories (i), (ii), and (iv) are not applicable.

                              Financial Statements
                           and Supplemental Schedules

                          Smurfit Packaging Corporation
                                  Savings Plan

                     Years ended December 31, 1998 and 1997
                       with Report of Independent Auditors

                          Smurfit Packaging Corporation
                                  Savings Plan

                              Financial Statements
                           and Supplemental Schedules



                     Years ended December 31, 1998 and 1997




                                    CONTENTS

Report of Independent Auditors.......................................................................   1

Financial Statements

Statements of Net Assets Available for Plan Benefits, With Fund Information..........................   2
Statements of Changes in Net Assets Available for Plan Benefits,
   With Fund Information.............................................................................  13
Notes to Financial Statements........................................................................  24


Supplemental Schedules

Line 27a - Assets Held for Investment................................................................  31
Line 27d - Schedule of Reportable Transactions.......................................................  33

                         Report of Independent Auditors

Administrative Committee
Jefferson Smurfit Corporation Retirement Plans

We have audited the accompanying statements of net assets available for plan benefits of Smurfit Packaging Corporation Savings Plan as of December 31, 1998 and 1997, and the related statements of changes in net assets available for plan benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for plan benefits at December 31, 1998 and 1997, and the changes in its net assets available for plan benefits for the years then ended, in conformity with generally accepted accounting principles.

Our audits were performed for the purpose of forming an opinion on the financial statements taken as a whole. The accompanying supplemental schedule of assets held for investment as of December 31, 1998 and schedule of reportable transactions for the year then ended are presented for purposes of complying with the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 and are not a required part of the financial statements. The fund information in the statements of net assets available for plan benefits and the statements of changes in net assets available for plan benefits is presented for purposes of additional analysis rather than to represent the net assets available for plan benefits and changes in net assets available for plan benefits of each fund. The supplemental schedules and fund information have been subjected to the auditing procedures applied in our audits of the financial statements and, in our opinion, are fairly stated in all material respects in relation to the financial statements taken as a whole.


June 18, 1999                                              /s/ Ernst & Young LLP

                   Smurfit Packaging Corporation Savings Plan

   Statements of Net Assets Available for Plan Benefits, With Fund Information

                                December 31, 1998

                                                                               T. ROWE PRICE
                                   SSCC                       T. ROWE PRICE       PERSONAL
                                  COMMON         JS GROUP         EQUITY          STRATEGY
                                   STOCK          STOCK           INCOME          BALANCED          MOBIL
                                   FUND            FUND            FUND             FUND         STOCK FUND        SUBTOTAL
                              --------------------------------------------------------------------------------------------------
ASSETS
Investments, at fair value       $2,306,085       $589,191        $4,679,141      $1,079,829       $5,881,637      $14,535,883
                              --------------------------------------------------------------------------------------------------
Net assets available for
   plan benefits                 $2,306,085       $589,191        $4,679,141      $1,079,829       $5,881,637      $14,535,883
                              ==================================================================================================

See accompanying notes.

                   Smurfit Packaging Corporation Savings Plan

 Statements of Net Assets Available for Plan Benefits, With Fund Information
                                   (continued)

                                December 31, 1998


                                                   T. ROWE         T. ROWE
                                 PREVIOUS           PRICE           PRICE
                                   PAGE         NEW HORIZONS    INTERNATIONAL      FIDELITY         FIDELITY
                                 SUBTOTAL           FUND          STOCK FUND     CONTRA FUND       VALUE FUND         SUBTOTAL
                              -----------------------------------------------------------------------------------------------------
ASSETS
Investments, at fair value       $14,535,883        $846,271        $280,106       $171,680          $22,517          $15,856,457
                              -----------------------------------------------------------------------------------------------------
Net assets available for
   plan benefits                 $14,535,883        $846,271        $280,106       $171,680          $22,517          $15,856,457
                              =====================================================================================================

See accompanying notes.

                   Smurfit Packaging Corporation Savings Plan

 Statements of Net Assets Available for Plan Benefits, With Fund Information
                                  (continued)

                                December 31, 1998


                                                   PUTNAM                                         T. ROWE PRICE
                                 PREVIOUS           NEW         T. ROWE PRICE        EQUITY          PERSONAL
                                   PAGE        OPPORTUNITIES    BLENDED STABLE    INDEX TRUST    STRATEGY INCOME
                                 SUBTOTAL           FUND          VALUE FUND       (S&P 500)           FUND           SUBTOTAL
                              -----------------------------------------------------------------------------------------------------

ASSETS
Investments, at fair value       $15,856,457         $368,708       $2,503,732       $468,758         $43,422         $19,241,077
                              -----------------------------------------------------------------------------------------------------
Net assets available for
   plan benefits                 $15,856,457         $368,708       $2,503,732       $468,758         $43,422         $19,241,077
                              =====================================================================================================

See accompanying notes.

                   Smurfit Packaging Corporation Savings Plan

 Statements of Net Assets Available for Plan Benefits, With Fund Information
                                  (continued)

                                December 31, 1998


                                              T. ROWE PRICE     T. ROWE PRICE
                                PREVIOUS         PERSONAL          SUMMIT        T. ROWE PRICE     T. ROWE PRICE
                                  PAGE           STRATEGY       CASH RESERVES   SPECTRUM INCOME      BLUE CHIP
                                SUBTOTAL       GROWTH FUND             FUND              FUND       GROWTH FUND         SUBTOTAL
                            -------------------------------------------------------------------------------------------------------

ASSETS
Investments, at fair value      $19,241,077      $132,736           $96,163           $53,920       $1,103,186        $20,627,082
                            =======================================================================================================
Net assets available for
   plan benefits                $19,241,077      $132,736           $96,163           $53,920       $1,103,186        $20,627,082
                            =======================================================================================================

See accompanying notes.

                   Smurfit Packaging Corporation Savings Plan

 Statements of Net Assets Available for Plan Benefits, With Fund Information
                                  (continued)

                                December 31, 1998



                                                   PREVIOUS
                                                     PAGE               PARTICIPANT
                                                   SUBTOTAL                LOANS                 TOTAL
                                            ------------------------------------------------------------------
ASSETS
Investments, at fair value                      $20,627,082             $405,032              $21,032,114
                                            ==================================================================
Net assets available for
   plan benefits                                $20,627,082             $405,032              $21,032,114
                                            ==================================================================

See accompanying notes.

                   Smurfit Packaging Corporation Savings Plan

   Statements of Net Assets Available for Plan Benefits, With Fund Information

                                December 31, 1997


                                                                 ARCH                         T. ROWE PRICE
                                                                GROWTH      T. ROWE PRICE       PERSONAL
                                     SSCC                         AND           EQUITY          STRATEGY
                                    COMMON        JS GROUP      INCOME          INCOME          BALANCED
                                  STOCK FUND     STOCK FUND      FUND            FUND             FUND          SUBTOTAL
                                ------------------------------------------------------------------------------------------
  ASSETS
  Investments, at fair value      $1,832,770      $1,138,843   $      -         $5,012,922       $1,031,873     $9,016,408
  Participant loans                        -               -          -                  -                -              -
                                ===========================================================================================
  Net assets available for
     plan benefits                $1,832,770      $1,138,843   $      -         $5,012,922       $1,031,873     $9,016,408
                                ===========================================================================================

  See accompanying notes.

                   Smurfit Packaging Corporation Savings Plan

 Statements of Net Assets Available for Plan Benefits, With Fund Information
                                  (continued)

                                December 31, 1997


                                                                                                     ARCH
                                   PREVIOUS       INTEREST        MOBIL         AETNA VIP          EMERGING
                                     PAGE          INCOME         STOCK          CONTRACT           GROWTH
                                   SUBTOTAL         FUND           FUND            FUND              FUND           SUBTOTAL
                                ----------------------------------------------------------------------------------------------
ASSETS
  Investments, at fair value       $9,016,408      $      -     $5,156,589       $      -          $      -       $14,172,997
  Participant loans                         -             -              -              -                 -                 -
                                ----------------------------------------------------------------------------------------------
  Net assets available for
     plan benefits                 $9,016,408      $      -     $5,156,589       $      -          $      -       $14,172,997
                                ==============================================================================================

  See accompanying notes.

                   Smurfit Packaging Corporation Savings Plan

 Statements of Net Assets Available for Plan Benefits, With Fund Information
                                  (continued)

                                December 31, 1997


                                                  T. ROWE
                                                    PRICE           ARCH           T. ROWE
                                   PREVIOUS          NEW           INTER-          PRICE          FIDELITY
                                     PAGE         HORIZONS        NATIONAL      INTERNATIONAL      CONTRA
                                   SUBTOTAL         FUND           FUND          STOCK FUND         FUND            SUBTOTAL
                                -----------------------------------------------------------------------------------------------
ASSETS
  Investments, at fair value       $14,172,997     $808,989       $    -          $243,763          $86,580        $15,312,329
  Participant loans                          -            -            -                 -                -                  -
                                ===============================================================================================
  Net assets available for
     plan benefits                 $14,172,997     $808,989       $    -          $243,763          $86,580        $15,312,329
                                ===============================================================================================

  See accompanying notes.

                   Smurfit Packaging Corporation Savings Plan

 Statements of Net Assets Available for Plan Benefits, With Fund Information
                                  (continued)

                                December 31, 1997


                                                                                 T. ROWE
                                                                  PUTNAM          PRICE               EQUITY
                                  PREVIOUS       FIDELITY           NEW          BLENDED              INDEX
                                    PAGE           VALUE       OPPORTUNITIES     STABLE                TRUST
                                  SUBTOTAL         FUND            FUND         VALUE FUND           (S&P 500)         SUBTOTAL
                                ------------------------------------------------------------------------------------------------
  ASSETS
  Investments, at fair value       $15,312,329      $45,685       $155,784       $2,861,069          $259,790      $18,634,657
  Participant loans                          -            -              -                -                 -                -
                                ================================================================================================
  Net assets available for
     plan benefits                 $15,312,329      $45,685       $155,784       $2,861,069          $259,790      $18,634,657
                                ================================================================================================

  See accompanying notes.

                   Smurfit Packaging Corporation Savings Plan

 Statements of Net Assets Available for Plan Benefits, With Fund Information
                                  (continued)

                                December 31, 1997

                                                    T. ROWE       T. ROWE
                                                     PRICE         PRICE         T. ROWE
                                   PREVIOUS        PERSONAL       PERSONAL        PRICE          T. ROWE PRICE
                                     PAGE          STRATEGY       STRATEGY      SUMMIT CASH     SPECTRUM INCOME
                                   SUBTOTAL       INCOME FUND   GROWTH FUND    RESERVES FUND          FUND           SUBTOTAL
                                -----------------------------------------------------------------------------------------------
  ASSETS
  Investments, at fair value       $18,634,657      $19,013       $82,724         $51,523           $23,192        $18,811,109
  Participant loans                          -            -             -               -                 -                  -
                                ===============================================================================================
  Net assets available for
     plan benefits                 $18,634,657      $19,013       $82,724         $51,523           $23,192        $18,811,109
                                ===============================================================================================

  See accompanying notes.

                   Smurfit Packaging Corporation Savings Plan

   Statements of Net Assets Available for Plan Benefits, With Fund Information
                                  (continued)

                                December 31, 1997

                                                           T. ROWE PRICE
                                            PREVIOUS         BLUE CHIP
                                              PAGE            GROWTH          PARTICIPANT
                                            SUBTOTAL           FUND              LOANS            TOTAL
                                         ---------------------------------------------------------------------
ASSETS
Investments, at fair value                  $18,811,109        $469,102     $           -    $19,280,211
Participant loans                                     -               -           411,615        411,615
                                         ---------------------------------------------------------------------
Net assets available for
   plan benefits                            $18,811,109        $469,102          $411,615    $19,691,826
                                         =====================================================================


See accompanying notes.

                   Smurfit Packaging Corporation Savings Plan

   Statements of Changes in Net Assets Available for Plan Benefits, With Fund
                                  Information

                          Year ended December 31, 1998

                                                                                  T. ROWE PRICE
                                                                    T. ROWE          PERSONAL
                                     SSCC                         PRICE EQUITY       STRATEGY          MOBIL
                                    COMMON         JS GROUP          INCOME          BALANCED          STOCK
                                  STOCK FUND      STOCK FUND          FUND             FUND            FUND           SUBTOTAL
                                 --------------------------------------------------------------------------------------------------
Contributions:
   Employees                      $    26,309    $         -       $  244,227       $   88,864      $        -       $   359,400
   Employer                           412,726              -           14,125            6,947               -           433,798
Net investment income:
   Interest on guaranteed group
     annuity contracts                      -              -                -                -               -                 -
   Other investment income                  -         32,916          366,358           62,737         157,365           619,376
                                 --------------------------------------------------------------------------------------------------
                                      439,035         32,916          624,710          158,548         157,365         1,412,574
Net realized and unrealized
   appreciation (depreciation)
   of investments                     258,351       (319,637)          78,372           73,447       1,028,468         1,119,001
Transfers by participants              (2,116)       (90,748)        (145,551)          26,609         (95,554)         (307,360)
Transfers to SSCC Common
   Stock Fund from JS Group
   Stock Fund                          32,916        (32,916)               -                -               -                 -

Transfers of participant
   accounts from Jefferson
   Smurfit Corporation Savings
   Plan                                 5,637              -                -                -               -             5,637
Forfeitures                           (23,697)          (700)               -                -               -           (24,397)
Withdrawals by participants          (236,512)      (138,524)        (946,557)        (218,534)       (364,901)       (1,905,028)
Loan repayments by
   participants                           199              -           59,310           10,702               -            70,211
Administrative expenses                  (498)           (43)          (4,065)          (2,816)           (330)           (7,752)
                                 --------------------------------------------------------------------------------------------------
Net increase (decrease) in net
   assets available for plan
   benefits                           473,315       (549,652)        (333,781)          47,956         725,048           362,886
Net assets available for plan
   benefits, beginning of year      1,832,770      1,138,843        5,012,922        1,031,873       5,156,589        14,172,997
                                 --------------------------------------------------------------------------------------------------
Net assets available for plan
   benefits, end of year           $2,306,085    $   589,191       $4,679,141       $1,079,829      $5,881,637       $14,535,883
                                 ==================================================================================================


See accompanying notes.

                   Smurfit Packaging Corporation Savings Plan

   Statements of Changes in Net Assets Available for Plan Benefits, With Fund
                            Information (continued)

                          Year ended December 31, 1998

                                                    T. ROWE          T. ROWE
                                    PREVIOUS       PRICE NEW          PRICE
                                      PAGE          HORIZONS       INTERNATIONAL    FIDELITY       FIDELITY VALUE
                                    SUBTOTAL          FUND          STOCK FUND     CONTRA FUND          FUND          SUBTOTAL
                                 --------------------------------------------------------------------------------------------------
Contributions:
   Employees                      $   359,400        $148,004        $ 51,297         $ 47,913        $ 12,247        $  618,861
   Employer                           433,798           8,778           3,542            1,425             683           448,226
Net investment income:
   Interest on guaranteed group
     annuity contracts                      -               -               -                -               -                 -
   Other investment income            619,376          42,159          10,011           12,488           3,039           687,073
                                 --------------------------------------------------------------------------------------------------
                                    1,412,574         198,941          64,850           61,826          15,969         1,754,160
Net realized and unrealized
   appreciation (depreciation)
   of investments                   1,119,001          10,130          29,378           17,469          (2,714)        1,173,264
Transfers by participants            (307,360)         39,047          13,089           20,462         (20,191)         (254,953)
Transfers to SSCC Common
   Stock Fund from JS Group
   Stock Fund                               -               -               -                -               -                 -
Transfers of participant
   accounts from Jefferson
   Smurfit Corporation Savings
   Plan                                 5,637               -               -                -               -             5,637
Forfeitures                           (24,397)              -               -                -               -           (24,397)
Withdrawals by participants        (1,905,028)       (236,311)        (72,886)         (14,579)        (16,208)       (2,245,012)
Loan repayments by
   participants                        70,211          25,678           2,031                -               -            97,920
Administrative expenses                (7,752)           (203)           (119)             (78)            (24)           (8,176)
                                 --------------------------------------------------------------------------------------------------
Net increase (decrease) in net
   assets available for plan
   benefits                           362,886          37,282          36,343           85,100         (23,168)          498,443
Net assets available for plan
   benefits, beginning of year     14,172,997         808,989         243,763           86,580          45,685        15,358,014
                                 --------------------------------------------------------------------------------------------------
Net assets available for plan
   benefits, end of year          $14,535,883        $846,271        $280,106         $171,680        $ 22,517      $ 15,856,457
                                 ==================================================================================================


See accompanying notes.

                   Smurfit Packaging Corporation Savings Plan

   Statements of Changes in Net Assets Available for Plan Benefits, With Fund
                            Information (continued)

                          Year ended December 31, 1998

                                                                    T. ROWE
                                                     PUTNAM          PRICE                         T. ROWE PRICE
                                    PREVIOUS           NEW          BLENDED         EQUITY INDEX      PERSONAL
                                      PAGE        OPPORTUNITIES   STABLE VALUE       TRUST (S&P       STRATEGY
                                    SUBTOTAL          FUND            FUND             500)         INCOME FUND        SUBTOTAL
                                 --------------------------------------------------------------------------------------------------
Contributions:
   Employees                      $    618,861        $ 93,346     $   96,383         $ 34,375         $15,989       $    858,954
   Employer                            448,226           5,521          5,977            3,225           1,111            464,060
Net investment income:
   Interest on guaranteed group
     annuity contracts                       -               -        166,667                -               -            166,667
   Other investment income             687,073          11,045              -                -           1,635            699,753
                                 --------------------------------------------------------------------------------------------------
                                     1,754,160         109,912        269,027           37,600          18,735          2,189,434
Net realized and unrealized
   appreciation (depreciation)
   of investments                    1,173,264          42,465              -           98,353           2,269          1,316,351
Transfers by participants             (254,953)         94,566       (205,898)         116,668            (606)          (250,223)
Transfers to SSCC Common
   Stock Fund from JS Group
   Stock Fund                                -               -              -                -               -                  -
Transfers of participant
   accounts from Jefferson
   Smurfit Corporation Savings
   Plan                                  5,637               -              -                -               -              5,637
Forfeitures                            (24,397)              -              -                -               -            (24,397)
Withdrawals by participants         (2,245,012)        (37,566)      (431,076)         (43,998)           (248)        (2,757,900)
Loan repayments by
   participants                         97,920           3,669         14,176              580           4,534            120,879
Administrative expenses                 (8,176)           (122)        (3,566)            (235)           (275)           (12,374)
                                 --------------------------------------------------------------------------------------------------
Net increase (decrease) in net
   assets available for plan
   benefits                            498,443         212,924       (357,337)         208,968          24,409            587,407
Net assets available for plan
   benefits, beginning of year      15,358,014         155,784      2,861,069          259,790          19,013         18,653,670
                                 --------------------------------------------------------------------------------------------------
Net assets available for plan
   benefits, end of year          $ 15,856,457        $368,708     $2,503,732         $468,758         $43,422       $ 19,241,077
                                 ==================================================================================================


See accompanying notes.

                   Smurfit Packaging Corporation Savings Plan

   Statements of Changes in Net Assets Available for Plan Benefits, With Fund
                            Information (continued)

                          Year ended December 31, 1998

                                                                      T. ROWE
                                                  T. ROWE PRICE        PRICE           T. ROWE        T. ROWE
                                    PREVIOUS        PERSONAL        SUMMIT CASH         PRICE        PRICE BLUE
                                      PAGE          STRATEGY          RESERVES         SPECTRUM     CHIP GROWTH
                                    SUBTOTAL       GROWTH FUND          FUND          INCOME FUND      FUND            SUBTOTAL
                                 --------------------------------------------------------------------------------------------------
Contributions:
   Employees                      $    858,954        $ 60,997         $ 16,936         $16,533       $  182,310    $  1,135,730
   Employer                            464,060           2,687              852             922            9,084         477,605
Net investment income:
   Interest on guaranteed group
     annuity contracts                 166,667               -                -               -                -         166,667
   Other investment income             699,753           5,165            4,670           3,424           15,865         728,877
                                 --------------------------------------------------------------------------------------------------
                                     2,189,434          68,849           22,458          20,879          207,259       2,508,879
Net realized and unrealized
   appreciation (depreciation)
   of investments                    1,316,351          10,425                -          (1,139)         173,638       1,499,275
Transfers by participants             (250,223)        (22,651)          13,183          11,918          247,773               -
Transfers to SSCC Common
   Stock Fund from JS Group
   Stock Fund                                -               -                -               -                -               -
Transfers of participant
   accounts from Jefferson
   Smurfit Corporation Savings
   Plan                                  5,637               -               -            1,491            5,813           12,941
Forfeitures                            (24,397)              -              781               -                -         (23,616)
Withdrawals by participants         (2,757,900)         (7,784)         (11,619)         (2,084)          (9,373)     (2,788,760)
Loan repayments by
   participants                        120,879           1,546           20,430              81            9,878         152,814
Administrative expenses                (12,374)           (373)            (593)           (418)            (904)        (14,662)
                                 --------------------------------------------------------------------------------------------------
Net increase (decrease) in net
   assets available for plan
   benefits                            587,407          50,012           44,640          30,728          634,084       1,346,871
Net assets available for plan
   benefits, beginning of year      18,653,670          82,724           51,523          23,192          469,102      19,280,211
                                 --------------------------------------------------------------------------------------------------
Net assets available for plan
   benefits, end of year          $ 19,241,077        $132,736         $ 96,163         $53,920       $1,103,186    $ 20,627,082
                                 ==================================================================================================


See accompanying notes.

                   Smurfit Packaging Corporation Savings Plan

   Statements of Changes in Net Assets Available for Plan Benefits, With Fund
                            Information (continued)

                          Year ended December 31, 1998

                                                       PREVIOUS
                                                         PAGE           PARTICIPANT
                                                       SUBTOTAL            LOANS             TOTAL
                                                   ------------------------------------------------------
Contributions:
   Employees                                        $  1,135,730        $        -        $ 1,135,730
   Employer                                              477,605                 -            477,605
Net investment income:
   Interest on guaranteed group
     annuity contracts                                   166,667                 -            166,667
   Other investment income                               728,877            26,191            755,068
                                                   ------------------------------------------------------
                                                       2,508,879            26,191          2,535,070
Net realized and unrealized
   appreciation (depreciation) of
   investments                                         1,499,275                 -          1,499,275
Transfers by participants                                      -                 -                  -
Transfers to SSCC Common
   Stock Fund from JS Group
   Stock Fund                                                  -                 -                  -
Transfers of participant accounts
   from Jefferson Smurfit
   Corporation Savings Plan                               12,941                 -             12,941
Forfeitures                                              (23,616)                -            (23,616)
Withdrawals by participants                           (2,788,760)          120,040         (2,668,720)
Loan repayments by
   participants                                          152,814          (152,814)                 -
Administrative expenses                                  (14,662)                -            (14,662)
                                                   ------------------------------------------------------
Net increase (decrease) in net
   assets available for plan benefits                  1,346,871            (6,583)         1,340,288
Net assets available for plan
   benefits, beginning of year                        19,280,211           411,615         19,691,826
                                                   ------------------------------------------------------
Net assets available for plan
   benefits, end of year                            $ 20,627,082        $  405,032        $21,032,114
                                                   ======================================================

See accompanying notes.

                   Smurfit Packaging Corporation Savings Plan

   Statements of Changes in Net Assets Available for Plan Benefits, With Fund
                                  Information

                          Year ended December 31, 1997

                                                                                                      T. ROWE
                                                                                        T. ROWE        PRICE
                                                                          ARCH           PRICE        PERSONAL
                                           SSCC                        GROWTH AND       EQUITY        STRATEGY
                                          COMMON         JS GROUP        INCOME         INCOME        BALANCED
                                        STOCK FUND      STOCK FUND        FUND           FUND           FUND          SUBTOTAL
                                       -------------------------------------------------------------------------------------------
Contributions:
   Employees                             $   43,598     $        -       $       -     $  369,143    $  129,253       $  541,994
   Employer                                 591,607              -               -              -             -          591,607
Net investment income:
   Interest on guaranteed group
     annuity contracts                            -              -               -              -             -                -
   Other investment income                        -         18,956               -        491,975        52,232          563,163
                                       ------------------------------------------------------------------------------------------
                                            635,205         18,956               -        861,118       181,485        1,696,764
Net realized and unrealized
   appreciation (depreciation) of
   investments                             (209,684)       (92,283)              -        606,726        98,961          403,720
Transfers by participants                  (260,356)        (8,584)        (16,010)       (22,371)      (42,012)        (349,333)
Transfers to SSCC Common Stock
   Fund from JS Group Stock
   Fund                                      18,956        (18,956)              -              -             -                -
Transfers of participant accounts
   from Jefferson Smurfit
   Corporation Savings Plan and
   Smurfit Packaging Corporation
   401(k) Savings Plan                       15,473              -               -          1,369           329           17,171
Forfeitures                                 (20,024)        (4,397)              -              -             -          (24,421)
Withdrawals by participants                 (55,694)       (48,862)              -       (286,155)      (77,756)        (468,467)
Loan repayments by participants                 122              -               -         85,835         8,652           94,609
Administrative expenses                         (83)             -               -         (1,338)       (1,674)          (3,095)
                                       -------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
   available for plan benefits              123,915       (154,126)        (16,010)     1,245,184       167,985        1,366,948
Net assets available for plan
   benefits, beginning of year            1,708,855      1,292,969          16,010      3,767,738       863,888        7,649,460
                                       -------------------------------------------------------------------------------------------
Net assets available for plan
   benefits, end of year                 $1,832,770     $1,138,843       $       -     $5,012,922    $1,031,873       $9,016,408
                                       ===========================================================================================


See accompanying notes.

                   Smurfit Packaging Corporation Savings Plan

   Statements of Changes in Net Assets Available for Plan Benefits, With Fund
                            Information (continued)

                          Year ended December 31, 1997

                                                                                   AETNA           ARCH
                                     PREVIOUS       INTEREST         MOBIL          VIP          EMERGING
                                       PAGE          INCOME          STOCK        CONTRACT        GROWTH
                                     SUBTOTAL         FUND           FUND           FUND           FUND          SUBTOTAL
                                   ------------------------------------------------------------------------------------------
Contributions:
   Employees                          $  541,994   $         -    $         -     $        -       $   -        $   541,994
   Employer                              591,607             -              -              -           -            591,607
Net investment income:
   Interest on guaranteed group
     annuity contracts                         -             -              -              -           -                  -
   Other investment income               563,163             -        149,455              -           -            712,618
                                   ------------------------------------------------------------------------------------------
                                       1,696,764             -        149,455              -           -          1,846,219
Net realized and unrealized
   appreciation (depreciation)
   of investments                        403,720             -        772,060              -           -          1,175,780
Transfers by participants               (349,333)   (2,794,891)         3,082       (205,535)       (403)        (3,347,080)
Transfers to SSCC Common
   Stock Fund from JS Group
   Stock Fund                                  -             -              -              -           -                  -
Transfers of participant
   accounts from Jefferson
   Smurfit Corporation Savings
   Plan and Smurfit Packaging
   Corporation 401(k) Savings
   Plan                                   17,171             -              -              -           -             17,171
Forfeitures                              (24,421)            -              -              -           -            (24,421)
Withdrawals by participants             (468,467)            -        (42,259)             -           -           (510,726)
Loan repayments by participants
                                          94,609             -              -              -           -             94,609
Administrative expenses                   (3,095)            -            (76)             -           -             (3,171)
                                   ------------------------------------------------------------------------------------------
Net increase (decrease) in net
   assets available for plan
   benefits                            1,366,948    (2,794,891)       882,262       (205,535)       (403)          (751,619)
Net assets available for plan
   benefits, beginning of year         7,649,460     2,794,891      4,274,327        205,535         403         14,924,616
                                   ------------------------------------------------------------------------------------------
Net assets available for plan
   benefits, end of year              $9,016,408   $         -    $ 5,156,589     $        -       $   -        $14,172,997
                                   ==========================================================================================

See accompanying notes.

                   Smurfit Packaging Corporation Savings Plan

   Statements of Changes in Net Assets Available for Plan Benefits, With Fund
                            Information (continued)

                          Year ended December 31, 1997

                                                                                   T. ROWE
                                                     T. ROWE                        PRICE
                                                      PRICE           ARCH          INTER-
                                     PREVIOUS          NEW           INTER-        NATIONAL      FIDELITY
                                       PAGE          HORIZONS       NATIONAL         STOCK        CONTRA
                                     SUBTOTAL          FUND           FUND           FUND          FUND          SUBTOTAL
                                   ------------------------------------------------------------------------------------------
Contributions:
   Employees                         $   541,994    $ 187,863        $   -         $ 53,722       $24,473       $   808,052
   Employer                              591,607            -            -                -             -           591,607
Net investment income:
   Interest on guaranteed group
     annuity contracts                         -            -            -                -             -                 -
   Other investment income               712,618       19,504            -           12,816         7,118           752,056
                                   ------------------------------------------------------------------------------------------
                                       1,846,219      207,367            -           66,538        31,591         2,151,715
Net realized and unrealized
   appreciation (depreciation)
   of investments                      1,175,780       69,435            -          (12,265)        1,425         1,234,375
Transfers by participants             (3,347,080)      11,599          (52)          88,561        53,568        (3,193,404)
Transfers to SSCC Common Stock
   Fund from JS Group Stock Fund               -            -            -                -             -                 -
Transfers of participant
   accounts from Jefferson
   Smurfit Corporation Savings
   Plan and Smurfit Packaging
   Corporation 401(k) Savings
   Plan                                   17,171          955            -                -             -            18,126
Forfeitures                              (24,421)           -            -                -             -           (24,421)
Withdrawals by participants             (510,726)    (210,728)           -          (20,404)            -          (741,858)
Loan repayments by participants           94,609       39,153            -            1,296            10           135,068
Administrative expenses                   (3,171)         (73)           -                -           (14)           (3,258)
                                   ------------------------------------------------------------------------------------------
Net increase (decrease) in net
   assets available for plan
   benefits                             (751,619)     117,708          (52)         123,726        86,580          (423,657)
Net assets available for plan
   benefits, beginning of year        14,924,616      691,281           52          120,037             -        15,735,986
                                   ------------------------------------------------------------------------------------------
Net assets available for plan
   benefits, end of year             $14,172,997    $ 808,989        $   -         $243,763       $86,580       $15,312,329
                                   ==========================================================================================


See accompanying notes.

                   Smurfit Packaging Corporation Savings Plan

        Statements of Changes in Net Assets Available for Plan Benefits,
                       With Fund Information (continued)

                          Year ended December 31, 1997


                                                                      PUTNAM          T. ROWE
                                                                        NEW            PRICE         EQUITY
                                        PREVIOUS                       OPPOR-         BLENDED        INDEX
                                          PAGE          FIDELITY     TUNITIES          STABLE      TRUST (S&P
                                        SUBTOTAL       VALUE FUND      FUND          VALUE FUND       500)           SUBTOTAL
                                      ------------    ------------  -------------   ------------  ------------     -----------
  Contributions:
     Employees                        $    808,052    $     8,887   $      66,588   $   182,435   $     18,298     $ 1,084,260
     Employer                              591,607             --              --            --             --         591,607
  Net investment income:
     Interest on guaranteed group
       annuity contracts                        --             --              --       178,207             --         178,207
     Other investment income               752,056          6,095           3,403            --             --         761,554
                                      ------------    -----------   -------------   -----------   ------------     -----------
                                         2,151,715         14,982          69,991       360,642         18,298       2,615,628
  Net realized and unrealized
     appreciation (depreciation)
     of investments                      1,234,375         (3,862)         14,783            --         28,382       1,273,678
  Transfers by participants             (3,193,404)        35,198          70,691     2,633,150        183,797        (270,568)
  Transfers to SSCC Common Stock
     Fund from JS Group Stock Fund              --             --              --            --             --              --
  Transfers of participant
     accounts from Jefferson
     Smurfit Corporation Savings
     Plan and Smurfit Packaging
     Corporation 401(k) Savings
     Plan                                   18,126             --              --         5,125        66,432           89,683
  Forfeitures                              (24,421)            --              --            --            --          (24,421)
  Withdrawals by participants             (741,858)          (643)         (1,456)     (145,989)      (37,250)        (927,196)
  Loan repayments by participants          135,068             10           1,794        16,767           157          153,796
  Administrative expenses                    3,258             --             (19)       (8,626)          (26)         (11,929)
                                      ------------    -----------   -------------   -----------   -----------      -----------
  Net increase (decrease) in net
     assets available for plan
     benefits                             (423,657)        45,685         155,784     2,861,069       259,790        2,898,671
  Net assets available for plan
     benefits, beginning of year        15,735,986             --              --            --            --       15,735,986
                                      ============    ===========   =============   ===========   ===========      ===========
  Net assets available for plan
     benefits, end of year            $ 15,312,329    $    45,685   $     155,784   $ 2,861,069   $   259,790      $18,634,657
                                      ============    ===========   =============   ===========   ===========      ===========

  See accompanying notes.

                   Smurfit Packaging Corporation Savings Plan

        Statements of Changes in Net Assets Available for Plan Benefits,
                       With Fund Information (continued)

                          Year ended December 31, 1997


                                                       T. ROWE       T. ROWE       T. ROWE
                                                        PRICE         PRICE         PRICE        T. ROWE
                                                      PERSONAL       PERSONAL       SUMMIT        PRICE
                                       PREVIOUS       STRATEGY       STRATEGY        CASH        SPECTRUM
                                         PAGE          INCOME         GROWTH       RESERVES       INCOME
                                       SUBTOTAL         FUND           FUND          FUND          FUND        SUBTOTAL
                                      ------------   -----------   ------------   ----------    ----------   ------------
  Contributions:
     Employees                        $  1,084,260   $    14,712   $     56,517   $   12,904    $   16,209   $  1,184,602
     Employer                              591,607            --             --           --            --        591,607
  Net investment income:
     Interest on guaranteed group
       annuity contracts                   178,207            --             --           --            --        178,207
     Other investment income               761,554           851          2,521        1,705         1,100        767,731
                                      ------------   -----------   ------------   -----------   ----------   ------------
                                         2,615,628        15,563         59,038       14,609        17,309      2,722,147
  Net realized and unrealized
     appreciation (depreciation)
     of investments                      1,273,678           417          5,293           --           731      1,280,119
  Transfers by participants               (270,568)         (524)        17,971       16,323         6,415       (230,383)
  Transfers to SSCC Common Stock
     Fund from JS Group Stock Fund              --            --             --           --            --             --
  Transfers of participant
     accounts from Jefferson
     Smurfit Corporation Savings
     Plan and Smurfit Packaging
     Corporation 401(k) Savings
     Plan                                   89,683            --             --          932            --         90,615
  Forfeitures                              (24,421)           --             --           --            --        (24,421)
  Withdrawals by participants             (927,196)           --             --       (7,070)       (1,110)      (935,376)
  Loan repayments by participants          153,796         3,646            625       27,027            --        185,094
  Administrative expenses                  (11,929)          (89)          (203)        (298)         (153)       (12,672)
                                      ------------   -----------   ------------   ----------    ----------   ------------
  Net increase (decrease) in net
     assets available for plan
     benefits                            2,898,671        19,013         82,724       51,523        23,192      3,075,123
  Net assets available for plan
     benefits, beginning of year        15,735,986            --             --           --            --     15,735,986
                                      ============   ===========   ============   ==========    ==========   ============
  Net assets available for plan
     benefits, end of year            $ 18,634,657   $    19,013   $     82,724   $   51,523    $   23,192   $ 18,811,109
                                      ============   ===========   ============   ==========    ==========   ============

  See accompanying notes.

                   Smurfit Packaging Corporation Savings Plan

        Statements of Changes in Net Assets Available for Plan Benefits,
                       With Fund Information (continued)

                          Year ended December 31, 1997


                                                                   T. ROWE
                                                                  PRICE BLUE
                                                     PREVIOUS        CHIP
                                                       PAGE         GROWTH         PARTICIPANT
                                                     SUBTOTAL        FUND             LOANS           TOTAL
                                                  -------------   -------------    -----------    ------------
  Contributions:
     Employees                                    $   1,184,602   $     180,120    $        --    $  1,364,722
     Employer                                           591,607              --             --         591,607
  Net investment income:
     Interest on guaranteed group
       annuity contracts                                178,207              --             --         178,207
     Other investment income                            767,731           2,672         27,821         798,224
                                                  -------------   -------------    -----------    ------------
                                                      2,722,147         182,792         27,821       2,932,760
  Net realized and unrealized
     appreciation (depreciation)
     of investments                                   1,280,119          52,989             --       1,333,108
  Transfers by participants                            (230,383)        230,383             --              --
  Transfers to SSCC Common Stock
     Fund from JS Group Stock Fund                           --              --             --              --
  Transfers of participant
     accounts from Jefferson
     Smurfit Corporation Savings
     Plan and Smurfit Packaging
     Corporation 401(k) Savings
     Plan                                                90,615              --             --          90,615
  Forfeitures                                           (24,421)             --             --         (24,421)
  Withdrawals by participants                          (935,376)         (2,294)       266,724        (670,946)
  Loan repayments by participants                       185,094           5,671       (190,765)             --
  Administrative expenses                               (12,672)           (439)            --         (13,111)
                                                  -------------   -------------    -----------    -------------
  Net increase (decrease) in net
     assets available for plan
     benefits                                         3,075,123         469,102        103,780        3,648,005
  Net assets available for plan
     benefits, beginning of year                     15,735,986              --        307,835       16,043,821
                                                  =============   =============    ===========    =============
  Net assets available for plan
     benefits, end of year                        $  18,811,109   $     469,102    $   411,615    $  19,691,826
                                                  =============   =============    ===========    =============

  See accompanying notes.

                          Smurfit Packaging Corporation
                                  Savings Plan

                          Notes to Financial Statements

                                December 31, 1998


1. SIGNIFICANT ACCOUNTING POLICIES

The financial statements of the Smurfit Packaging Corporation Savings Plan (the
Plan) are reported on the accrual basis. The current values of investments have been determined by T. Rowe Price as trustee for 1998 and 1997 and have been based on closing prices if traded on national stock exchanges or bid prices for bonds. The immediate participation contracts and participant loans are valued at cost which approximates market. The differences between the current value and the cost of investments are reflected in the statements of changes in net assets available for plan benefits as part of net realized and unrealized appreciation (depreciation) of investments. The cost of securities sold is based on the weighted average method.

As of January 1, 1997, the Plan changed the Plan's trustee from Mercantile Bank of St. Louis to T. Rowe Price. As of October 1, 1996, funds were transferred into an omnibus account, and investment options were changed from the various Arch funds to T. Rowe Price funds.

Administrative expenses are paid by the Plan. In 1997, the Plan changed the allocation of administrative expenses to participant accounts from a prorated method to allocating expenses to a participant's most stable fund.

The preparation of financial statements in conformity with generally accepted accounting principles requires plan management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

2. DESCRIPTION OF THE PLAN

The Plan is a contributory employee benefit plan of Smurfit Packaging Corporation (Company) and adopting subsidiaries and affiliates. The Plan is composed of three components: (i) a cash or deferred compensation component (401(k) component); (ii) an after-tax voluntary contribution component (ATC component); and (iii) an employer matching contribution component.

                          Smurfit Packaging Corporation
                                  Savings Plan

                    Notes to Financial Statements (continued)



2. DESCRIPTION OF THE PLAN (CONTINUED)

The Plan is administered by an Administrative Committee (Committee) consisting of officers or other employees of the Company or its adopting subsidiaries and affiliates. The Committee prescribes forms for use by participants and may make administrative and procedural recommendations.

Employees eligible to participate in the Plan generally consist of all employees of the Company and adopting subsidiaries and affiliates, except for (1) those employees covered by a collective bargaining agreement which provides for retirement benefits, (2) nonresident aliens, and (3) substantially all hourly employees.

Under the 401(k) provisions, employees may elect to have a portion of their salary deferred and contributed to the Plan to be invested in one or more of 15 investment options available under the Plan. The participants' ATC contributions are invested in an immediate participation contract or in one or more of 15 investment options available under the Plan in 1998 and 1997. Contributions are made bimonthly.

Under the employer contribution provisions, each employer contributes, for each of its employees who are participants, an amount equal to 65 percent of the 401(k) contributions authorized by such employee for 1998 and 1997, respectively, to a maximum of $5,000 ($4,750 in 1997) in one calendar year, to the extent the rate of such contributions, in effect from time to time, does not exceed 3.9 percent in 1998 and 1997 of the participant's compensation (matching contributions). The 401(k) contributions authorized by a participant in excess of 6 percent of participant compensation for any pay period are disregarded for purposes of matching contributions. Effective November 18, 1998, employer contributions are invested in the same manner as the employee's election.

Participant contributions to the 401(k) plan which are made via payroll withholdings are limited to the lesser of $10,000 and $9,500 or 15 percent of participant compensation for calendar years 1998 and 1997. Participant contributions to the ATC are limited to 15 percent of participant compensation, not to exceed 20 percent of participant compensation in total when combined with 401(k) contributions. Total contributions credited to a participant's account (combined 401(k), ATC, and matching contribution components) are limited to the lesser of $30,000 or 25 percent of compensation. These limitations are determined on a calendar year basis.

                          Smurfit Packaging Corporation
                                  Savings Plan

                    Notes to Financial Statements (continued)


2. DESCRIPTION OF THE PLAN (CONTINUED)

Terminated participants of the Plan are paid the current value of their 401(k) account, their ATC account, and the vested portion of their employer match account. Participants may elect a cash distribution or a stock distribution from the SSCC Common Stock Fund or the Mobil Stock Fund. All other distributions are in cash.

Each participant has a fully vested and nonforfeitable interest in the value of his or her proportional share of the investment funds in which his or her 401(k) contributions and ATC contributions are invested. Employer contributions vest over a five-year period based on participant years of service. The nonvested portion of a terminating participant's account constitutes a forfeiture and is applied to reduce future employer contributions. If a participant, who has forfeited all or a part of his or her account, is reemployed before 60 months have elapsed after his or her employment ended, any amount he or she forfeited will be restored to his or her account from amounts forfeited currently by other participants.

Upon enrollment in the Plan, contributions may be directed into the following funds by the participant or employer:

     SSCC Common Stock Fund - Effective August 1, 1994 and prior to November 18, 1998, all employer contributions are invested in shares of Jefferson Smurfit Corporation (JSC) common stock. On November 18, 1998, JSC merged with Stone Container Corporation, and the company was renamed Smurfit-Stone Container Corporation (SSCC). Effective November 18, 1998, employer contributions are invested in the same manner as the employee's election.

     JS Group Stock Fund - Employer contributions prior to August 1, 1994 were invested in Jefferson Smurfit Group plc common stock. After August 1, 1994, dividends received by the JS Group Stock Fund were invested in shares of SSCC common stock and transferred to the SSCC Common Stock Fund.

                          Smurfit Packaging Corporation
                                  Savings Plan

                    Notes to Financial Statements (continued)


2. DESCRIPTION OF THE PLAN (CONTINUED)

     T. Rowe Price Personal Strategy Balanced Fund - Effective October 1, 1997, employee contributions are invested in shares of a registered investment company that invests in common stocks, bonds, and money market securities to provide the highest total return over time consistent with an emphasis on both capital appreciation and income.

     T. Rowe Price Equity Income Fund - Effective October 1, 1997, employee contributions are invested in shares of a registered investment company that invests in common stocks of established companies that have long-term capital appreciation and dividend income.

     T. Rowe Price New Horizons Fund - Effective October 1, 1997, employee contributions are invested in shares of a registered investment company that invests in common stocks of small growth companies in a broad range of industries.

     T. Rowe Price International Stock Fund - Effective October 1, 1997, employee contributions are invested in shares of a registered investment company that invests in common stocks of established non-U.S. companies.

     Fidelity Contra Fund - Effective January 1, 1998, employee contributions are invested in shares of a registered investment company that invests in common stocks that are considered undervalued with potential for capital growth.

     Fidelity Value Fund - Effective January 1, 1998, employee contributions are invested in shares of a registered investment company that invests in the stock of companies that possess valuable assets or are considered undervalued.

     Putnam New Opportunities Fund - Effective January 1, 1998, employee contributions are invested in shares of a registered investment company that invests in stocks of emerging industries offering long-term growth.

                          Smurfit Packaging Corporation
                                  Savings Plan

                    Notes to Financial Statements (continued)


2. DESCRIPTION OF THE PLAN (CONTINUED)

     T. Rowe Price Blended Stable Value Fund - Effective January 1, 1998, employee contributions are invested in shares of a registered investment company that invests in high-quality insurance companies and banks seeking to maintain a stable $1 per share price.

     Equity Index Trust (S&P 500) - Effective January 1, 1998, employee contributions are invested in shares of the stocks that make up the Standard & Poor's 500 Index.

     T. Rowe Price Personal Strategy Income Fund - Effective January 1, 1998, employee contributions are invested in shares of a registered investment company that invests in bonds, common stocks, and money market securities to provide the highest total return over time consistent with a primary emphasis on income and a secondary emphasis on capital appreciation.

     T. Rowe Price Personal Strategy Growth Fund - Effective January 1, 1998, employee contributions are invested in shares of a registered investment company that invests in common stocks, bonds, and money market securities to provide the highest total return over time with an emphasis on capital appreciation.

     T. Rowe Price Summit Cash Reserves Fund - Effective January 1, 1998, employee contributions are invested in shares of a registered investment company that invests in high-quality money market securities seeking to maintain a stable $1 per share price.

     T. Rowe Price Spectrum Income Fund - Effective January 1, 1998, employee contributions are invested in shares of a registered investment company that invests in four domestic bond funds, an international bond fund, an income-oriented bond fund, and a money market fund to provide a high level of current income.

     T. Rowe Price Blue Chip Growth Fund - Effective January 1, 1998, employee contributions are invested in shares of a registered investment company that invests in common stocks of large, well-known companies in growing markets.

In addition to the above, former employees of Container Corporation of America may have a portion of their plan investment held in shares of Mobil Corporation common stock. Contributions are no longer permitted into this fund.

                          Smurfit Packaging Corporation
                                  Savings Plan

                    Notes to Financial Statements (continued)


3. INVESTMENTS

The fair value of individual investments that represent 5 percent or more of the Plan's net assets is as follows:


                                                                            DECEMBER 31,
                                                                               1998
                                                                           --------------
   SSCC common stock (145,859 shares)                                        $  2,306,085

   T. Rowe Price Blended Stable Value Fund
     (2,503,732 shares)                                                         2,503,732

   Mobil Corporation common stock (67,508 shares)                               5,881,637

   T. Rowe Price Equity Income Fund (177,779 shares)                            4,679,141

   T. Rowe Price Personal Strategy Balanced Fund (67,914 shares)
                                                                                1,079,829

   T. Rowe Price Blue Chip Growth Fund (36,052 shares)                          1,103,186



                                                                            DECEMBER 31,
                                                                               1997
                                                                           --------------

   SSCC common stock (129,754 shares)                                           1,832,770

   JS Group shares (408,655 shares)                                             1,138,843

   T. Rowe Price Blended Stable Value Fund (2,861,069 shares)                   2,861,069

   Mobil Corporation common stock (71,433 shares)                               5,156,589

   T. Rowe Price Equity Income Fund (192,287 shares)                            5,012,922

   T. Rowe Price Personal Strategy Balanced Fund (69,627 shares)                1,031,873

                          Smurfit Packaging Corporation
                                  Savings Plan

                    Notes to Financial Statements (continued)



4. PLAN TAX STATUS

The Internal Revenue Service ruled on May 30, 1996 that the Plan qualifies under
Section 401(a) and meets the requirements under Section 401(k) of the Internal Revenue Code (IRC), and therefore, the related trust is not subject to tax under present income tax law. Once qualified, the Plan is required to operate in conformity with the IRC to maintain its qualification. The Committee is not aware of any course of action or series of events that has occurred that might adversely affect the Plan's qualified status.

Participants are not subject to federal income tax on amounts contributed to their 401(k) or employer matching contribution amounts under the Plan or on earnings attributable to all contributions, until such time as these amounts are distributed to or withdrawn by participants.

5. YEAR 2000 (UNAUDITED)

Computer programs which have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. Beginning in the year 2000, this could result in a system failure or miscalculations causing disruptions of operations, including a temporary inability to process transactions or engage in normal business activities.

The Company has completed testing for its internal systems which impact the processing of transactions on behalf of the Plan. The only major system related to the Plan which is noncompliant is the payroll system, which is currently in the process of being updated to a new year 2000-compliant system. The payroll system and all other systems are expected to be year 2000-compliant by mid-1999.

The Plan has obtained formal communications from its service providers to determine the extent to which the Plan's interface systems are vulnerable to those third parties' failure to resolve their own year 2000 issues. The Plan's review of these communications is expected to be complete by mid-1999.

Substantially all of the costs of the year 2000 inquiries and the systems updates are being paid by the Company with no effect on plan assets. The Plan believes the necessary modifications and replacement of computer systems will be completed in a timely manner, and as a result, the year 2000 issue is not expected to pose significant operational or financial problems for the Plan.

                             Supplemental Schedules

                   Smurfit Packaging Corporation Savings Plan

                                 EIN: 43-1531057
                                    Plan #003


                      Line 27a - Assets Held for Investment

                                December 31, 1998


                                                         SHARES/          CURRENT
                    DESCRIPTION                           UNITS            VALUE                COST
---------------------------------------------------------------------------------------------------------
SSCC Common Stock Fund:
   Jefferson Smurfit common stock*                        145,839       $  2,306,085        $  2,097,256

JS Group Stock Fund:
   JS Group shares*                                       329,120            589,191             917,191

T. Rowe Price Blended Stable Value Fund                 2,503,732          2,503,732           2,503,732

Mobil Stock Fund:
   Shares of Mobil Corporation common stock                67,508          5,881,637           4,884,675

T. Rowe Price International Stock Fund                     18,686            280,106             257,306

T. Rowe Price New Horizons Fund                            36,258            846,271             838,152

T. Rowe Price Personal Strategy Balanced Fund              67,914          1,079,829           1,016,291

T. Rowe Price Equity Income Fund                          177,779          4,679,141           4,649,449

Fidelity Value Fund                                           486             22,517              25,739

Fidelity Contra Fund                                        3,023            171,680             155,745

Putnam New Opportunities Fund                               6,310            368,708             326,831

Equity Index Trust (S&P 500)                               14,713            468,758             382,958

                   Smurfit Packaging Corporation Savings Plan

                                 EIN: 43-1531057
                                    Plan #003

                Line 27a - Assets Held for Investment (continued)

                                December 31, 1998


                                                          SHARES/            CURRENT
                     DESCRIPTION                           UNITS              VALUE                COST
---------------------------------------------------------------------------------------------------------
T. Rowe Price Personal Strategy Income Fund                  3,272               43,422            41,659

T. Rowe Price Personal Strategy Growth Fund                  7,253              132,736           124,323

T. Rowe Price Summit Cash Reserves Fund                     96,163               96,163            96,163

T. Rowe Price Spectrum Income Fund                           4,689               53,920            54,863

T. Rowe Price Blue Chip Growth Fund                         36,052            1,103,186           936,296

Participant Loans*                                              --              405,032                --
                                                                          -------------------------------
                                                                          $  21,032,114      $ 19,308,629
                                                                          ===============================


* Parties in interest. The interest rate on participant loans issued during the year ended December 31, 1998 ranged from 6.72 percent to 10.3 percent.

                   Smurfit Packaging Corporation Savings Plan

                                 EIN: 43-1531057
                                    Plan #003

                 Line 27d - Schedule of Reportable Transactions

                          Year ended December 31, 1998


                                                                                                          CURRENT VALUE
                                                                                                           OF ASSET ON
                                    DESCRIPTION OF       PURCHASE          SELLING           COST          TRANSACTION    NET GAIN
    IDENTITY OF PARTY INVOLVED           ASSET            PRICE             PRICE          OF ASSET            DATE        (LOSS)
------------------------------------------------------------------------------------------------------------------------------------

Category (iii) - Series of transactions in excess of 5% of the current value of plan assets

T. Rowe Price Blended Stable       Investment        $ 12,033,579    $           --    $ 12,033,579     $ 12,033,579    $        --
   Value Fund                        Contract
                                   Investment         (10,997,377)      (10,997,377)    (10,997,377)     (10,997,377)            --
                                     Contract

T. Rowe Price Equity Income         Mutual Fund        13,105,074              -         13,105,074       13,105,074             --
   Fund                             Mutual Fund       (15,326,323)      (17,540,345)    (15,326,323)     (17,540,345)     2,214,022



Categories (i), (ii), and (iv) are not applicable.

                              Financial Statements

                           Stone Container Corporation
                          Deferred Income Savings Plan

                     Years ended December 31, 1998 and 1997
                       with Report of Independent Auditors

                           Stone Container Corporation
                          Deferred Income Savings Plan

                              Financial Statements



                     Years ended December 31, 1998 and 1997




                                    CONTENTS

Report of Independent Auditors......................................................................   1

Financial Statements

Statements of Net Assets Available for Plan Benefits, With Fund Information.........................   2
Statements of Changes in Net Assets Available for Plan Benefits, With Fund
   Information......................................................................................   6
Notes to Financial Statements.......................................................................  10

                         Report of Independent Auditors

Administrative Committee
Stone Container Corporation
   Deferred Income Savings Plan

We have audited the accompanying statement of net assets available for plan benefits of the Stone Container Corporation Deferred Income Savings Plan as of December 31, 1998 and the related statement of changes in net assets available for plan benefits for the year then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audit. Other auditors have audited the financial statements of the Plan for the year ended December 31, 1997. Their report dated June 23, 1998 expressed an unqualified opinion on those statements.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for plan benefits of the Plan at December 31, 1998 and the changes in its net assets available for plan benefits for the year then ended, in conformity with generally accepted accounting principles.

Our audit was performed for the purpose of forming an opinion on the financial statements taken as a whole. The fund information in the statements of net assets available for plan benefits and the statements of changes in net assets available for plan benefits is presented for purposes of additional analysis rather than to represent the net assets available for plan benefits and changes in net assets available for plan benefits of each fund. The fund information has been subjected to the auditing procedures applied in our audit of the financial statements and, in our opinion, is fairly stated in all material respects in relation to the financial statements taken as a whole.


June 18, 1999                                              /s/ Ernst & Young LLP

            Stone Container Corporation Deferred Income Savings Plan

   Statements of Net Assets Available for Plan Benefits, With Fund Information

                                December 31, 1998




                               FIXED INCOME                 MONEY MARKET  COMPANY STOCK
                                  FUND       EQUITY FUND       FUND           FUND         SUBTOTAL
                             -------------  -------------  ------------   -------------  ------------
ASSETS
Investments, at fair value   $ 65,361,854   $ 86,073,009   $    211,034   $ 25,454,679   $177,100,576

Receivables:
   Accrued employer
     contributions                   --             --             --        4,778,893      4,778,893
                             ------------   ------------   ------------   ------------   ------------
Net assets available for
   plan benefits             $ 65,361,854   $ 86,073,009   $    211,034   $ 30,233,572   $181,879,469
                             ============   ============   ============   ============   ============


See accompanying notes.

            Stone Container Corporation Deferred Income Savings Plan

   Statements of Net Assets Available for Plan Benefits, With Fund Information
                                   (continued)

                                December 31, 1998




                            PREVIOUS PAGE                  SMALL COMPANY  INTERNATIONAL
                              SUBTOTAL      BALANCED FUND   GROWTH FUND    EQUITY FUND      TOTAL
                             ------------------------------------------------------------------------
ASSETS

Investments, at fair value   $177,100,576   $ 31,202,898   $  3,070,103   $  3,926,243   $215,299,820

Receivables:
   Accrued employer
     contributions              4,778,893           --             --             --        4,778,893
                             ------------------------------------------------------------------------
Net assets available for
   plan benefits             $181,879,469   $ 31,202,898   $  3,070,103   $  3,926,243   $220,078,713
                             ========================================================================


See accompanying notes.

            Stone Container Corporation Deferred Income Savings Plan

   Statements of Net Assets Available for Plan Benefits, With Fund Information

                                December 31, 1997



                                 FIXED INCOME                  MONEY MARKET  COMPANY STOCK
                                    FUND        EQUITY FUND       FUND           FUND        SUBTOTAL
                                ------------------------------------------------------------------------
ASSETS
Investments, at fair value      $ 63,250,133   $ 66,175,173   $    213,211   $ 14,833,057   $144,471,574

Receivables:
   Accrued employer
     contributions                      --             --             --        4,578,194      4,578,194
                                ------------------------------------------------------------------------
Net assets available for plan
   benefits                     $ 63,250,133   $ 66,175,173   $    213,211   $ 19,411,251   $149,049,768
                                ========================================================================


See accompanying notes.

            Stone Container Corporation Deferred Income Savings Plan

   Statements of Net Assets Available for Plan Benefits, With Fund Information
                                  (continued)

                                December 31, 1997




                                PREVIOUS PAGE                 SMALL COMPANY  INTERNATIONAL
                                  SUBTOTAL     BALANCED FUND   GROWTH FUND    EQUITY FUND      TOTAL
                                ------------------------------------------------------------------------
ASSETS
Investments, at fair value      $144,471,574   $ 27,163,784   $  2,889,269   $  2,802,298   $177,326,925

Receivables:
   Accrued employer
     contributions                 4,578,194           --             --             --        4,578,194
                                ------------------------------------------------------------------------
Net assets available for plan
   benefits                     $149,049,768   $ 27,163,784   $  2,889,269   $  2,802,298   $181,905,119
                                ========================================================================


See accompanying notes.

            Stone Container Corporation Deferred Income Savings Plan

   Statements of Changes in Net Assets Available for Plan Benefits, With Fund
                                  Information

                          Year ended December 31, 1998




                                   FIXED INCOME                      MONEY MARKET     COMPANY STOCK
                                       FUND          EQUITY FUND         FUND             FUND           SUBTOTAL
                                  ----------------------------------------------------------------------------------
Contributions:
   Employees                      $   3,622,254    $   5,902,507    $        --      $   1,440,687    $  10,965,448
   Employer                                --               --               --          4,778,893        4,778,893
                                  ----------------------------------------------------------------------------------
                                      3,622,254        5,902,507             --          6,219,580       15,744,341
Investment income from Master
   Trust                              4,112,658       18,075,659            8,140        8,416,223       30,612,680
Transfers to (from) other plans         (53,043)         (46,240)            --            (34,376)        (133,659)
Transfers by participants             1,698,918          665,075            2,826       (2,634,414)        (267,595)
Withdrawals by participants          (7,215,023)      (4,699,165)         (13,143)      (1,144,692)     (13,072,023)
Administrative expenses                 (54,043)            --               --               --            (54,043)
                                  ----------------------------------------------------------------------------------
Net increase (decrease) in net
   assets available for plan
   benefits                           2,111,721       19,897,836           (2,177)      10,822,321       32,829,701
Net assets available for plan
   benefits, beginning of year       63,250,133       66,175,173          213,211       19,411,251      149,049,768
                                  ----------------------------------------------------------------------------------
Net assets available for plan
   benefits, end of year          $  65,361,854    $  86,073,009    $     211,034    $  30,233,572    $ 181,879,469
                                  ==================================================================================


See accompanying notes.

            Stone Container Corporation Deferred Income Savings Plan

   Statements of Changes in Net Assets Available for Plan Benefits, With Fund
                             Information (continued)

                          Year ended December 31, 1998



                                    PREVIOUS
                                      PAGE           BALANCED       SMALL COMPANY     INTERNATIONAL
                                    SUBTOTAL           FUND          GROWTH FUND       EQUITY FUND       TOTAL
                                 ---------------------------------------------------------------------------------
Contributions:
   Employees                     $  10,965,448    $   2,839,651    $     532,813    $     600,817    $  14,938,729
   Employer                          4,778,893             --               --               --          4,778,893
                                 ---------------------------------------------------------------------------------

                                    15,744,341        2,839,651          532,813          600,817       19,717,622
Investment income from Master
   Trust                            30,612,680        3,011,610         (288,342)         463,279       33,799,227
Transfers to (from) other
   plans                              (133,659)         (13,889)            --               --           (147,548)
Transfers by participants             (267,595)        (115,688)         116,309          266,974             --
Withdrawals by participants        (13,072,023)      (1,682,570)        (179,946)        (207,125)     (15,141,664)
Administrative expenses                (54,043)            --               --               --            (54,043)
                                 ---------------------------------------------------------------------------------
Net increase (decrease) in net
   assets available for plan
   benefits                         32,829,701        4,039,114          180,834        1,123,945       38,173,594
Net assets available for plan
   benefits, beginning of year     149,049,768       27,163,784        2,889,269        2,802,298      181,905,119
                                 ---------------------------------------------------------------------------------
Net assets available for plan
   benefits, end of year         $ 181,879,469    $  31,202,898    $   3,070,103    $   3,926,243    $ 220,078,713
                                 =================================================================================



See accompanying notes.

            Stone Container Corporation Deferred Income Savings Plan

   Statements of Changes in Net Assets Available for Plan Benefits, With Fund
                                   Information

                          Year ended December 31, 1997




                                  FIXED INCOME                      MONEY MARKET      COMPANY
                                      FUND          EQUITY FUND        FUND          STOCK FUND        SUBTOTAL
                                 -----------------------------------------------------------------------------------
Contributions:
   Employees                     $   3,974,447    $   5,252,703    $        --      $   1,424,978    $  10,652,128
   Employer                               --               --               --          4,578,194        4,578,194
                                 ------------------------------------------------------------------------------------
                                     3,974,447        5,252,703             --          6,003,172       15,230,322
Investment income from Master
   Trust                             3,974,341       13,371,571           11,844       (4,975,363)      12,382,393
Transfers to (from) other
   plans                            (1,676,459)      (1,308,322)          (9,876)        (819,739)      (3,814,396)
Transfers by participants           (2,635,829)         548,339               10           33,558       (2,053,922)
Withdrawals by participants         (5,802,300)      (3,234,642)          (2,165)        (790,496)      (9,829,603)
Administrative expenses                (25,120)            --               --               --            (25,120)
                                 ------------------------------------------------------------------------------------
Net increase (decrease) in net
   assets available for plan
   benefits                         (2,190,920)      14,629,649             (187)        (548,868)      11,889,674
Net assets available for plan
   benefits, beginning of year      65,441,053       51,545,524          213,398       19,960,119      137,160,094
                                 =================================================================================
Net assets available for plan
   benefits, end of year         $  63,250,133    $  66,175,173    $     213,211    $  19,411,251    $ 149,049,768
                                 =================================================================================



See accompanying notes.

            Stone Container Corporation Deferred Income Savings Plan

   Statements of Changes in Net Assets Available for Plan Benefits, With Fund
                             Information (continued)

                          Year ended December 31, 1997



                                     PREVIOUS
                                       PAGE           BALANCED       SMALL COMPANY    INTERNATIONAL
                                     SUBTOTAL           FUND          GROWTH FUND      EQUITY FUND       TOTAL
                                 ------------------------------------------------------------------------------------
Contributions:
   Employees                     $  10,652,128    $   2,554,569    $     380,805    $     441,600    $  14,029,102
   Employer                          4,578,194             --               --               --          4,578,194
                                 ------------------------------------------------------------------------------------
                                    15,230,322        2,554,569          380,805          441,600       18,607,296
Investment income from Master
   Trust                            12,382,393        4,521,037          (79,325)         133,996       16,958,101
Transfers to (from) other
   plans                            (3,814,396)        (568,693)         (46,899)         (46,616)      (4,476,604)
Transfers by participants           (2,053,922)         632,068          361,322        1,060,532             --
Withdrawals by participants         (9,829,603)      (1,707,206)         (68,613)         (87,857)     (11,693,279)
Administrative expenses                (25,120)            --               --               --            (25,120)
                                 ------------------------------------------------------------------------------------
Net increase (decrease) in net
   assets available for plan
   benefits                         11,889,674        5,431,775          547,290        1,501,655       19,370,394
Net assets available for plan
   benefits, beginning of year     137,160,094       21,732,009        2,341,979        1,300,643      162,534,725
                                 ------------------------------------------------------------------------------------
Net assets available for plan
   benefits, end of year         $ 149,049,768    $  27,163,784    $   2,889,269    $   2,802,298    $ 181,905,119
                                 ====================================================================================


See accompanying notes.

            Stone Container Corporation Deferred Income Savings Plan

                          Notes to Financial Statements

                                December 31, 1998


1. SIGNIFICANT ACCOUNTING POLICIES

The financial statements of the Stone Container Corporation Deferred Income Savings Plan (the Plan) are reported on the accrual basis. The Plan participates in the Stone Container Corporation Defined Contribution Master Trust (the Master Trust). The financial statements of the Plan disclose only the Plan's allocated share of the assets and the investment earnings and losses of the Master Trust (see Note 4) by fund. During 1998 and 1997, the Master Trust included four other defined contribution plans also sponsored by Stone Container Corporation (the Company).

The value of investments of the Master Trust in mutual funds is determined by Bankers Trust Company (the Trustee) based on prices reported by the issuing registered investment company. Investment contracts and pooled investment funds are valued at cost plus accrued interest, which approximates fair value. The differences between the fair value and the cost of investment in the Master Trust are reflected in the statements of changes in net assets available for plan benefits as part of net investment income. The cost of securities is based on the weighted average method.

Investment manager expenses for the fixed income fund are paid by the Plan. The investment manager expenses for the fixed income fund for the years ended December 31, 1998 and 1997, were $54,043 and $23,815, respectively. The majority of other administrative expenses are paid by the Company.

The preparation of financial statements in conformity with generally accepted accounting principles requires plan management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

2. DESCRIPTION OF THE PLAN

The Plan is a contributory employee benefit plan of the Company and adopting subsidiaries. On November 18, 1998, the Company merged with a wholly owned subsidiary of Jefferson Smurfit Corporation (JSC) (the Merger). Upon consummation of the Merger, JSC changed its name to Smurfit-Stone Container Corporation (SSCC). The Company and Jefferson Smurfit (U.S.), a wholly owned subsidiary of SSCC, approved the merger of the Plan with the Jefferson Smurfit Corporation Savings Plan (the JSC Plan) effective July 1, 1999 (the Plan Merger). As a result of the Plan Merger, the Plan will be amended to conform to the JSC Plan, and existing plan participant balances will be transferred into the JSC Plan.

            Stone Container Corporation Deferred Income Savings Plan

2. DESCRIPTION OF THE PLAN (CONTINUED)

The Plan is administered by a committee (the Committee) appointed by the Company consisting of officers or other employees of the Company or its adopting subsidiaries. The Committee prescribes forms for use by participants and may make administrative and procedural recommendations.

Employees eligible to participate in the Plan generally consist of all employees of the Company and its adopting subsidiaries, except for (1) those employees covered by a collective bargaining agreement which provides for retirement benefits, (2) nonresident aliens, and (3) substantially all hourly employees.

The Plan is composed of two components: (i) a cash or deferred compensation component (401(k) component) and (ii) an employer matching contribution component. Under the 401(k) provisions, employees may elect to have a portion of their salary deferred and contributed to the Plan to be invested in one or more of the investment options available under the Plan.

Under the employer contribution provisions, each employer contributes, for each of its employees who are participants, an amount equal to 50 percent of the 401(k) contributions authorized by such employee up to a maximum of $4,000 in one calendar year, to the extent the rate of such contributions, in effect from time to time, does not exceed 2.5 percent of the participant's compensation (matching contributions). The 401(k) contributions authorized by a participant in excess of 5 percent of the participant's compensation for any period are disregarded for purposes of matching contributions. Participants must be employed on the last day of the plan year to qualify for the employer matching contribution, except in the case of death, permanent disability, or retirement during the plan year. However, the Plan was amended to allow participants involuntarily terminated as a result of the Merger to qualify for the employer matching contributions even though they were not employed as of the last day of the plan year.

Participant contributions to the 401(k) plan which are made via payroll withholdings are limited to the lesser of $10,000 and $9,500 for 1998 and 1997, respectively, or 15 percent of participant compensation for the year.

Terminating participants of the Plan are paid the current value of their 401(k) account and the vested portion of their employer match account. Participant balances in the Company stock fund are distributable in shares of SSCC common stock. All other distributions are made in a lump-sum cash distribution or, upon request, in the form of an annuity.

            Stone Container Corporation Deferred Income Savings Plan

2. DESCRIPTION OF THE PLAN (CONTINUED)

Each participant has a fully vested and nonforfeitable interest in the value of his or her proportional share of the investment funds in which his or her 401(k) contributions are invested. Effective January 1, 1997, participants become fully vested in the 1997 and subsequent plan year employer matching contributions after completion of five years of service from their date of hire. Notwithstanding the foregoing, if as of March 2, 1997, participants have three or more years of service from their date of hire, they are fully vested in their December 31, 1996 account balance and all future employer matching contributions. Prior to January 1, 1997, participants were fully vested, at all times, in the Company's matching contributions and earnings thereon. The nonvested portion of a terminating participant's account constitutes a forfeiture and is applied to reduce future employer contributions.

Upon enrollment in the Plan, contributions may be directed into one of the following funds by the participant or employer:

         Fixed Income Fund - Employee contributions are invested in fixed income contracts and pooled investment funds which provide for a specified rate of investment income for a specified period of time and under which the payment of principal is guaranteed.

         Equity Fund - Employee contributions are invested in the shares of mutual funds of registered investment companies which invest primarily in common stock.

         Money Market Fund - Employee contributions prior to December 31, 1989 were invested in money market and deposit accounts for a specified period of time and under which the payment of principal is guaranteed.

         Company Stock Fund - Employee contributions and the employer matching contributions are invested solely in the common stock of SSCC.

         Balanced Fund - Employee contributions are invested in the shares of mutual funds of registered investment companies investing in common stock, preferred stock, and corporate and government bonds.

            Stone Container Corporation Deferred Income Savings Plan

2. DESCRIPTION OF THE PLAN (CONTINUED)

         Small Company Growth Fund - Employee contributions are invested in the shares of mutual funds of registered investment companies which invest primarily in common stock of smaller capitalized companies. Employee contributions into this fund are limited to 25 percent of total employee contributions in any one year under the terms of the Plan.

         International Equity Fund - Employee contributions are invested in the shares of mutual funds of registered investment companies which invest primarily in the common stock of companies outside of the United States.

3. PLAN TAX STATUS

The Internal Revenue Service ruled January 27, 1999 that the Plan continues to qualify under Section 401(a) and meets the requirements under Section 401(k) of the Internal Revenue Code (IRC), and therefore, the Plan is not subject to tax under present income tax law. However, the Plan has been amended since receiving this determination letter. The Plan's administrator and the Plan's counsel believe that the Plan is designed and is currently being operated in compliance with the applicable requirements of the IRC.

Participants are not subject to federal income tax on amounts contributed to their 401(k) or employer matching contribution accounts under the Plan or on earnings attributable to such contributions until such time as these amounts are distributed to or withdrawn by them.

            Stone Container Corporation Deferred Income Savings Plan

4. PARTICIPATION IN THE MASTER TRUST

At December 31, 1998 and 1997, the Plan's interest in the net assets of the Master Trust was approximately 63 percent and 64 percent, respectively. The following table presents the net assets held by the Master Trust as of December 31, 1998 and 1997:


                                       1998           1997
                                  ----------------------------
Investments, at fair value:
   Cash and cash equivalents      $  8,328,971   $  8,863,696
   Mutual funds                    196,036,599    170,355,345
   Common stock                     25,367,768     13,945,469
   Fixed income funds               86,454,373     71,338,087
   Pooled investment funds          33,659,262     13,088,507
                                  ----------------------------
Total investments                  349,846,973    277,591,104
Accrued income                       1,989,464      9,696,663
                                  ----------------------------
Total assets                       351,836,437    287,287,767
Due to broker                        1,682,452      9,412,739
                                  ----------------------------
Total liabilities                    1,682,452      9,412,739
                                  ----------------------------
Net assets held by Master Trust   $350,153,985   $277,875,028
                                  ===========================


The Trustee computes the beneficial interest in the Master Trust for each participating defined contribution plan on a monthly basis. The current month's Master Trust investment transactions are allocated based on each plan's computed share in the Master Trust at the end of the month, adjusted for the current month's contributions less payments to beneficiaries and certain administrative expenses. These allocated amounts are added to or subtracted from the prior month's computed shares, as adjusted, to determine computed shares at the end of the current month. Master Trust investment transactions allocated to the Plan include dividend and interest income and net appreciation (depreciation) in the fair value of investments. These amounts, net of allocated administrative expenses, represent the Plan's share of investment income in the Master Trust and are presented on the statements of changes in net assets available for plan benefits.

            Stone Container Corporation Deferred Income Savings Plan

4. PARTICIPATION IN THE MASTER TRUST (CONTINUED)

The following table represents investment income for the Master Trust for the years ended December 31, 1998 and 1997:


                                                    1998         1997
                                                -------------------------
Net appreciation in fair value of investments   $33,852,289   $14,323,840
Dividends                                        15,479,093    11,040,805
Interest                                          5,501,969     7,148,863
                                                -------------------------
Total investment income                          54,833,351    32,513,508
Administrative expenses                              66,707        41,602
                                                -------------------------
Net investment income                           $54,766,644   $32,471,906
                                                =========================


The average yield for investment contracts was 6.56 percent and 6.58 percent for 1998 and 1997, respectively. The crediting interest rate as of December 31, 1998 and 1997, for the investment contracts was 6.48 percent and 6.61 percent, respectively.

The following table presents the change in the net appreciation in fair value of investments (including gains and losses on investments sold during the year and unrealized gains and losses on investments purchased and held during the year) held by the Master Trust for the years ended December 31, 1998 and 1997:


                                                    1998           1997
                                                ---------------------------
Mutual funds                                    $ 24,928,683   $ 19,306,026
Common stock                                       8,923,606     (4,982,186)
                                                ---------------------------
Net appreciation in fair value of investments   $ 33,852,289   $ 14,323,840
                                                ===========================


5. RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500

The Plan records payments to withdrawing participants at the time of disbursement, in accordance with generally accepted accounting principles. Under the rules for preparation of its Form 5500, the Plan reflects an accrual for the amount to be paid to participants who have withdrawn from the Plan prior to year-end. Amounts payable to participants at December 31, 1998 and 1997, were $2,620,274 and $715,323, respectively.

           Stone Container Corporation Deferred Income Savings Plan

5. RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500 (CONTINUED)

The following is a reconciliation of net assets available for benefits per the financial statements to the Form 5500:


                                                                         DECEMBER 31
                                                                    1998               1997
                                                                 -------------------------------
Net assets available for benefits per the financial statements   $ 220,078,713    $ 181,905,119
Amounts payable to withdrawing participants                         (2,620,274)        (715,323)
                                                                 -------------------------------
Net assets available for benefits per the Form 5500              $ 217,458,439    $ 181,189,796
                                                                 ===============================



The following is a reconciliation of withdrawals by participants per the financial statements to the Form 5500:


                                                                  YEAR ENDED DECEMBER 31
                                                                  1998            1997
                                                               ----------------------------
Withdrawals by participants per the financial statements       $ 15,141,664    $ 11,693,279

Add amounts payable to withdrawing participants at December
   31, 1998 and 1997                                              2,620,274         715,323
Less amounts payable to withdrawing participants at December
   31, 1997 and 1996                                               (715,323)       (359,583)
                                                               ----------------------------
Withdrawals by participants per the Form 5500                  $ 17,046,615    $ 12,049,019
                                                               ============================


6. TRANSFER OF ASSETS WITH OTHER PLANS

Effective January 1, 1997, employees of S&G Packaging, LLC and US Forest Industries, Inc. who were formerly participants in the Plan were transferred to the S&G Packaging, LLC Employee Retirement Savings Plan and the US Forest Industries, Inc. Salaried 401(k) Savings Plan, respectively. The net assets of the Plan relating to these participants were transferred to the respective plan's trustees.

           Stone Container Corporation Deferred Income Savings Plan

7. YEAR 2000 (UNAUDITED)

Computer programs which have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. Beginning in the year 2000, this could result in a system failure or miscalculations causing disruptions of operations, including a temporary inability to process transactions or engage in normal business activities.

The Company has completed testing for its internal systems which impact the processing of transactions on behalf of the Plan. The only major system related to the Plan which is noncompliant is the payroll system, which is currently in the process of being updated to a new year 2000-compliant system. The payroll system and all other systems are expected to be year 2000-compliant by mid-1999.

The Plan has obtained formal communications from its service providers to determine the extent to which the Plan's interface systems are vulnerable to those third parties' failure to resolve their own year 2000 issues. The Plan's review of these communications is expected to be complete by mid-1999.

Substantially all of the costs of the year 2000 inquiries and the systems updates are being paid by the Company with no effect on plan assets. The Plan believes the necessary modifications and replacement of computer systems will be completed in a timely manner, and as a result, the year 2000 issue is not expected to pose significant operational or financial problems for the Plan.

                                    SIGNATURE


The Plans. Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the Jefferson Smurfit Corporation Savings Plan, the Jefferson Smurfit Corporation Hourly Savings Plan, the Smurfit Packaging Corporation Savings Plan and the Stone Container Corporation Deferred Income Savings Plan) have duly caused this annual report to be signed by the undersigned thereunto duly authorized.

                              Jefferson Smurfit Corporation Savings Plan


Date:      June 23, 1999      By:        /s/ Patrick J. Moore
                                         ---------------------------------------
                                         Patrick J. Moore
                              Title:     Member, Administrative Committee of
                                         Smurfit-Stone Container Corporation
                                         Retirement Plans



                              Jefferson Smurfit Corporation Hourly Savings Plan


Date:      June 23, 1999      By:        /s/ Patrick J. Moore
                                         ---------------------------------------
                                         Patrick J. Moore
                              Title:     Member, Administrative Committee of
                                         Smurfit-Stone Container Corporation
                                         Retirement Plans



                              Smurfit Packaging Corporation Savings Plan


Date:      June 23, 1999      By:        /s/ Patrick J. Moore
                                         ---------------------------------------
                                         Patrick J. Moore
                              Title:     Member, Administrative Committee of
                                         Smurfit-Stone Container Corporation
                                         Retirement Plans



                              Stone Container Corporation Deferred Income
                                Savings Plan

Date:      June 23, 1999      By:        /s/ Patrick J. Moore
                                         ---------------------------------------
                                         Patrick J. Moore
                              Title:     Member, Administrative Committee of
                                         Smurfit-Stone Container Corporation
                                         Retirement Plans

                                      INDEX



Financial Statements and Supplemental Schedules for the years ended December 31, 1998 and 1997 for:

                   -    Jefferson Smurfit Corporation Savings Plan
                   -    Jefferson Smurfit Corporation Hourly Savings Plan
                   -    Smurfit Packaging Corporation Savings Plan
                   -    Stone Container Corporation Deferred Income Savings Plan


             Exhibit 23.1  Consent of Independent Auditors